Exhibit 2.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
DATED AS OF AUGUST 15, 2021
AMONG
EQUITY COMMONWEALTH,
EQC MAPLE INDUSTRIAL LLC
AND
MONMOUTH REAL ESTATE INVESTMENT CORPORATION

i

ii

iii

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, is made and entered into as of August 15, 2021 (this “Agreement”), by and among Equity Commonwealth, a Maryland real estate investment trust (“Parent”), EQC Maple Industrial LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company” and, together with Parent and Merger Sub, each a “party” and collectively, the “parties”).
RECITALS
WHEREAS, the parties entered into that certain Agreement and Plan of Merger (the “Original Agreement”), dated as of May 4, 2021, and in accordance with Section 9.9 of the Original Agreement, the parties desire to amend and restate the Original Agreement in its entirety on the terms and conditions set forth herein;
WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Company will be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving entity, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “LLC Act”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, (c) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for consideration at the Company Stockholders Meeting (as defined herein), and (d) subject to Section 6.2, resolved to recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of the Company and to include such recommendation in the Joint Proxy Statement/Prospectus (as defined herein);
WHEREAS, the Board of Trustees of Parent (the “Parent Board”) has (a) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent and its shareholders, (c) directed that the issuance of Parent Common Stock contemplated by this Agreement (the “Issuance”) be submitted for consideration at the Parent Stockholders Meeting (as defined herein), and (d) resolved to recommend approval of the Issuance by the shareholders of Parent and to include such recommendation in the Joint Proxy Statement/Prospectus (as defined herein);
WHEREAS, Parent, as the sole member and managing member of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, by written consent; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
THE MERGER; CERTAIN RELATED MATTERS
Section 1.1
The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL and the LLC Act, at the Effective Time, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company will cease and Merger Sub will continue as the surviving entity of the Merger under the LLC Act (the “Surviving Entity”).
Section 1.2
Closing; Effective Time.
(a)
Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) will take place remotely by electronic exchange of documents and signatures at 10:00 a.m., New York City time, on the sixth Business Day after the satisfaction or, to the extent permitted by Law, waiver of each of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions), unless another time, date or place is agreed to in writing by the parties. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
(b)
Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall (i) file with the State Department of Assessments and Taxation of Maryland (the “SDAT”) articles of merger with respect to the Merger (the “Articles of Merger”), executed in accordance with, and in such form as is required by, the relevant provisions of the MGCL and the LLC Act and (ii) make any other filings, recordings or publications required to be made by the parties under the MGCL and the LLC Act in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or at such later time as may be agreed by the parties hereto and specified in the Articles of Merger (the time at which the Merger becomes effective is hereinafter referred to as the “Effective Time”).
Section 1.3
General Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the MGCL and the LLC Act and this Agreement. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity and all debts, liabilities and obligations of the Company and Merger Sub shall become the debts, liabilities and obligations of the Surviving Entity.
Section 1.4
Operating Agreement of the Surviving Entity. At the Effective Time, the operating agreement of Merger Sub shall, by virtue of the Merger, be amended and restated in its entirety in form and substance reasonably satisfactory to Parent and the Company and, as so amended and restated, shall be the operating agreement of the Surviving Entity following the Effective Time until thereafter amended in accordance with its terms and applicable Law. This Section 1.4 shall be subject to the obligations of Parent and the Surviving Entity under Section 6.8.

Section 1.5
Directors and Officers of the Surviving Entity; Trustees of Parent.
(a)
As of the Effective Time, each of the directors and officers of the Company shall resign and the officers of Merger Sub, at the Effective Time, if any, shall be the officers of the Surviving Entity until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Entity. As of the Effective Time, Parent shall be the direct or indirect owner of 100% of the membership interests in the Surviving Entity.
(b)
From and after the Effective Time, Parent shall cause the Parent Board to be comprised of (i) the trustees of Parent as of immediately prior to the Effective Time and (ii) two (2) individuals designated by the Company Board prior to the Effective Time to serve until the next annual meeting of shareholders of Parent.
Section 1.6
Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a)
The limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time, all of which shall be held by Parent, shall remain outstanding as limited liability company interests of the Surviving Entity, all of which shall continue to be held indirectly by Parent.
(b)
Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Company Common Stock”, and each, a “Company Common Share”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(d)) shall be converted into the right to receive (without interest, subject to reduction for any applicable withholding Taxes payable in respect thereof and further subject to the provisions of this Article I):
(i)
Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked pursuant to Section 1.8(a) (each, a “Cash Electing Company Share”) shall be converted into the right to receive $19.00 in cash (the “Per Share Cash Election Consideration”); provided, however, that if the product of the total number of Cash Electing Company Shares multiplied by the Per Share Cash Election Consideration (such product being the “Cash Election Amount”) exceeds $641,000,000.00 (the “Maximum Cash Amount”), then each Cash Electing Company Share shall be converted into a right to receive (A) an amount of cash (without interest) equal to the product (rounded down to the nearest two decimal places) of (I) the Per Share Cash Election Consideration and (II) a fraction, the numerator of which shall be the Maximum Cash Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (B) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (x) the Common Exchange Ratio and (y) one (1) minus the Cash Fraction.

(ii)
Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been effectively made and not revoked pursuant to Section 1.8(a) (each, a “Stock Electing Company Share”) and each Non-Electing Company Share (as defined herein) shall be converted into an amount of Parent Common Stock equal to the product of one Company Common Share multiplied by the Common Exchange Ratio (which Common Exchange Ratio is subject to adjustment as set forth in Section 1.9) (the “Stock Election Consideration”); provided, however, that if the Maximum Cash Amount exceeds the Cash Election Amount, then each Stock Electing Company Share and each Non-Electing Company Share shall be converted into the right to receive (A) an amount of cash (without interest) equal to the amount (rounded down to the nearest two decimal places) of such excess divided by the sum of the number of Stock Electing Company Shares and the number of Non-Electing Company Shares and (B) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the product of (I) the Common Exchange Ratio and (II) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause (A) of this paragraph and the denominator of which shall be the Per Share Cash Election Consideration.
(iii)
The shares of Parent Common Stock to be issued and/or cash payable upon the conversion of a share of Company Common Stock pursuant to this Section 1.6(b) are referred to collectively as the “Common Stock Consideration” and together with the Preferred Stock Consideration, the “Merger Consideration”.
(c)
All Company Common Shares (other than Company Common Shares to be canceled pursuant to Section 1.6(d)) shall be canceled and shall cease to exist, and each holder of a certificate theretofore representing any Company Common Shares (each, a “Certificate”) or non-certificated Company Common Shares represented by book-entry (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive (i) the Common Stock Consideration upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.1(c), without interest (subject to any applicable withholding Tax specified in Section 2.2); and (ii) any dividends and other distributions in accordance with Section 2.1(g).
(d)
Each Company Common Share owned by Parent or Merger Sub, or owned by any direct or indirect Subsidiary of any such Person, in each case immediately prior to the Effective Time, shall automatically be canceled and retired and cease to exist as of the Effective Time and no consideration shall be paid in exchange therefor.
(e)
Each share of 6.125% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company (such shares, collectively, the “Company Preferred Stock”, and each, a “Company Preferred Share”, and the Company Preferred Shares collectively with the Company Common Shares, the “Company Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Preferred Stock Consideration and shall be canceled and cease to exist, and each holder of a certificate theretofore representing any Company Preferred Shares or non-certificated Company Preferred Shares represented by book-entry shall cease to have any rights with respect thereto, except the right to receive the Preferred Stock Consideration upon surrender of such certificates or book-entry shares.

Section 1.7
Treatment of Options and Other Company Equity Awards.
(a)
Prior to the Effective Time, the Company Board or the appropriate Company Board committee shall adopt a resolution providing that, at the Effective Time:
(i)

each stock option issued pursuant to an Incentive Plan (each, an “Option”), whether vested or unvested, shall be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, the Stock Election Consideration in respect of each Net Option Share covered by such Option, without interest (which Net Option Share amount takes into account any applicable withholding Tax as provided in Section 2.2); and
(ii)

each unvested restricted stock award issued pursuant to an Incentive Plan (each, a “Restricted Stock Award”), shall be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, the Common Stock Consideration in respect of each Net RS Share covered by such Restricted Stock Award, without interest (which Net RS Share amount takes into account any applicable withholding Tax as provided in Section 2.2).
(b)
The parties agree that, following the Effective Time, no holder of an Option or a Restricted Stock Award or participant in any Incentive Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any equity interest (including any “phantom” stock or stock appreciation rights) in the Company, any of the Company Subsidiaries or the Surviving Entity.
(c)
As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering Incentive Plans) shall adopt such resolutions and take such actions as are necessary or appropriate for the treatment of the Options and Restricted Stock Awards as provided in this Section 1.7.
Section 1.8
Cash and Stock Elections.
(a)
Each Person who, prior to or as of the Election Deadline, is a record holder of shares of Company Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) shall be entitled to specify the number of such holder’s shares of Company Common Stock with respect to which such holder makes either a Cash Election or a Stock Election. For purposes of this Section 1.8, any reference to “shares of Company Common Stock” shall also include Net RS Shares, as applicable, mutatis mutandis.
(b)
Parent shall prepare and file as an exhibit to the Form S-4, a form of election, which shall include appropriate instructions (the “Form of Election”) in form and substance reasonably acceptable to the Company. Promptly following the date hereof, the Exchange Agent shall mail the Form of Election to all Persons who are record holders of shares of Company Common Stock as of the record date for the Company Stockholders Meeting. The Form of Election shall be used by each record holder of shares of Company Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to elect either a Cash Election or a Stock Election as to each such share of Company Common Stock held by such holder (but, for the avoidance of doubt, such holder may elect a Cash Election with respect to certain shares of Company Common Stock held by such holder and a Stock Election with respect to other shares of Company Common Stock held by such holder). The parties agree to cooperate in good faith and use their respective reasonable best efforts to make the Form of Election available for completion through an online portal. In the event that a holder fails to make a Cash Election or a Stock Election in accordance with Section 1.8(c) with respect to any shares of Company Common Stock held or beneficially owned by such holder by the Election Deadline, then such holder shall be deemed to have made a Stock Election with respect to those shares of Company Common Stock for which no election was made (each such share of Company Common Stock, a “Non-Electing Company Share”). The Exchange Agent shall use its reasonable best efforts to mail or otherwise make available the Form of Election to all Persons who become record holders of shares of Company Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) during the period between the record date for the Company Stockholders Meeting and the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein and as specified in any agreement with the Exchange Agent.

(c)
Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office (or through another method specified in the Form of Election) by 5:00 p.m., New York City time, on the Closing Date (the “Election Deadline”), a Form of Election properly completed and signed and accompanied by any additional documents required by the procedures set forth in the Form of Election. After a Cash Election or a Stock Election is validly made with respect to any shares of Company Common Stock, no further registration of transfers of such shares of Company Common Stock shall be made on the stock transfer books of the Company, unless and until such Cash Election or Stock Election is properly revoked in accordance with Section 1.8(e) without a new election being made for such shares.
(d)
Parent and the Company shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the anticipated Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.
(e)
Any Cash Election or Stock Election may be revoked with respect to all or a portion of the shares of Company Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to the Election Deadline. If a Cash Election or a Stock Election is revoked, the shares of Company Common Stock as to which such election previously applied shall be treated as Non-Electing Company Shares in accordance with Section 1.8(b) unless a contrary election is submitted by the holder prior to the Election Deadline. Each person who is a record holder of shares of Company Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) may at any time prior to, but not after, the Election Deadline change such holder’s election by completing and submitting to the Exchange Agent a new Form of Election through one of the methods specified in the Form of Election prior to the Election Deadline.
(f)
The reasonable good faith determination of the Exchange Agent (or the reasonable good faith determination of Parent, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made or revoked pursuant to this Section 1.8, as to when Cash Elections, Stock Elections and revocations were received by the Exchange Agent and to disregard immaterial defects in the completed Forms of Election. None of Parent or the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in a completed Form of Election. The Exchange Agent (or Parent, in the event that the Exchange Agent declines to make the following computations) shall also make all computations contemplated by Section 1.6(b), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Parent (subject to the consent of the Company, which shall not be unreasonably withheld, delayed or conditioned), make any rules as are consistent with this Section 1.8 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement as shall be necessary or desirable to administer these Cash Elections and Stock Elections.

Section 1.9
Certain Adjustments. If, between May 4, 2021 and the Effective Time, the Company Common Stock or Parent Common Stock is changed into a different number of shares or a different class by reason of any reclassification, recapitalization, reorganization, combination or exchange of shares, stock split, reverse stock split or a stock dividend or dividend payable in any other securities or any similar transaction or any transaction having the effect of any of the foregoing, the Common Stock Consideration shall be appropriately and proportionately adjusted to provide to the holders of Company Common Stock and the holders of Options and Restricted Stock Awards the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Common Stock Consideration.
Section 1.10
Appraisal Rights. No dissenters’ or appraisal rights, or rights of objecting stockholders shall be available with respect to the Merger or to the other transactions contemplated by this Agreement, including any remedy under Sections 3-201 et seq. of the MGCL.
Section 1.11
Tax Treatment of the Merger. The parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code.

ARTICLE II
PAYMENT AND EXCHANGE OF CERTIFICATES; WITHHOLDING
Section 2.1
Payment and Exchange of Certificates.
(a)
At least five (5) Business Days prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for purposes of, among other things, paying the Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, Book-Entry Shares, Company Preferred Shares, Options and Restricted Stock Awards, cash and certificates, or at Parent’s option, shares in book entry form, representing the shares of Parent Common Stock to be issued in the Merger, in the respective amounts sufficient to pay the aggregate Merger Consideration to which all holders of Company Common Shares, Company Preferred Shares, Options and Restricted Stock Awards become entitled pursuant to Article I and such cash in lieu of fractional shares to be paid pursuant to Section 2.1(e) (the “Aggregate Merger Consideration”) (the Aggregate Merger Consideration and any proceeds thereof being hereinafter referred to as the “Exchange Fund”).
(b)
The Exchange Agent shall invest the cash included in the Exchange Fund as directed in writing by Parent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest and/or (iii) commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 and, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be paid to Parent at the Closing and shall be income of Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount sufficient to fully satisfy such cash payment obligations.
(c)
Promptly, and in any event no later than three (3) Business Days, following the Effective Time, Parent shall cause the Exchange Agent to provide to each Person that is a holder of record of Certificates or Book-Entry Shares as of the Effective Time notice advising such holders of the effectiveness of the Merger, which notice shall include: (i) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to the applicable Certificates or Book-Entry Shares shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.1(f)) or the surrender of such Book-Entry Shares to the Exchange Agent (which is deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other evidence reasonably acceptable to Parent or the Exchange Agent, if any, of such surrender), as applicable; and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.1(f)) or the Book-Entry Shares to the Exchange Agent in exchange for the Common Stock Consideration that such holder is entitled to receive as a result of the Merger. Promptly, and in any event no later than three (3) Business Days, following the Effective Time, Parent shall cause the Exchange Agent to provide to each Person that is a holder of record of a certificate representing Company Preferred Shares or non-certificated Company Preferred Shares represented by book-entry advising such holders of the effectiveness of the Merger, which notice shall include: (A) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to the applicable certificates representing Company Preferred Shares or non-certificated Company Preferred Shares represented by book-entry shall pass only upon delivery of the certificates representing Company Preferred Shares (or affidavits of loss in lieu of the certificates, as provided in Section 2.1(f)) or the surrender of such non-certificated Company Preferred Shares to the Exchange Agent (which is deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such non-certificated Company Preferred Shares or such other evidence reasonably acceptable to Parent or the Exchange Agent, if any, of such surrender), as applicable; and (B) instructions for effecting the surrender of the certificates representing Company Preferred Shares (or affidavits of loss in lieu of the certificates representing Company Preferred Shares, as provided in Section 2.1(f)) or the non-certificated Company Preferred Shares to the Exchange Agent in exchange for the Preferred Stock Consideration that such holder is entitled to receive as a result of the Merger. All such materials contemplated by this Section 2.1(c) shall reflect the terms of this Agreement and shall otherwise be in form and substance reasonably acceptable to the Company.

(d)
Upon surrender to the Exchange Agent of (i) Company Common Shares that are represented by Certificates, by physical surrender of such Certificate (or affidavits of loss in lieu of the Certificates, as provided in Section 2.1(f)) together with the above-described letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent in accordance with the terms of the materials and instructions provided by the Exchange Agent and (ii) Company Common Shares that are Book-Entry Shares, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the surrender of such Book-Entry Shares (or such other evidence, if any, of surrender with respect to such Book-Entry Shares), in each case, pursuant to such materials and instructions as contemplated by Section 2.1(c), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable to such holders, the Common Stock Consideration payable in respect of such Company Common Shares pursuant to Section 1.6(b) and Section 1.6(c). Upon surrender to the Exchange Agent of (i) a certificate theretofore representing any Company Preferred Shares, by physical surrender of such certificate (or affidavits of loss in lieu of such certificates, as provided in Section 2.1(f)) together with the above-described letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent in accordance with the terms of the materials and instructions provided by the Exchange Agent; and (ii) non-certificated Company Preferred Shares represented by book-entry, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the surrender of such book-entry Company Preferred Shares (or such other evidence, if any, of surrender with respect to such book-entry Company Preferred Shares), in each case, pursuant to such materials and instructions as contemplated by Section 2.1(c), the holder of such certificate or book-entry share representing any Company Preferred Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable to such holders, the Preferred Stock Consideration payable in respect of such Company Preferred Shares pursuant to Section 1.6(e). If delivery of the Merger Consideration is to be made to a Person holding a Certificate or certificate representing Company Preferred Shares other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of delivery that the Certificate or certificate representing Company Preferred Shares so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate or certificate representing Company Preferred Shares must provide funds for payment of any transfer or other Taxes required by reason of delivery of the Merger Consideration to a Person other than the registered holder of the surrendered Certificate or certificate representing Company Preferred Shares or establish to the reasonable satisfaction of the Surviving Entity that all Taxes have been paid or are not applicable.
(e)
Notwithstanding anything in this Agreement to the contrary, no fraction of a share of Parent Common Stock will be issued in connection with the Merger, and in lieu thereof any Company stockholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock, upon surrender of title to Company Common Shares for exchange, shall be paid upon such surrender (and after taking into account and aggregating Company Common Shares represented by all Certificates, Book-Entry Shares and Restricted Stock Awards surrendered by such holder), cash (without interest) in an amount equal to the product obtained by multiplying (i) the fractional share interest to which such stockholder (after taking into account and aggregating all Company Common Shares represented by all Certificates, Book-Entry Shares and Restricted Stock Awards) would otherwise be entitled by (ii) the Reference Price.
(f)
If a Certificate or certificate representing Company Preferred Shares has been lost, stolen or destroyed, Parent and the Surviving Entity will cause the Exchange Agent to accept an affidavit of that fact by the Person claiming such Certificate or certificate representing Company Preferred Shares to be lost, stolen or destroyed instead of the Certificate; provided that the Surviving Entity may require the Person to whom any Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Entity a bond in such reasonable amount as it may direct or otherwise indemnify the Surviving Entity in a manner reasonably satisfactory to the Surviving Entity against any claim that may be made against the Surviving Entity with respect to the Certificate or certificate representing Company Preferred Shares claimed to have been lost, stolen or destroyed.
(g)
No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or affidavits of loss in lieu of the Certificates, as provided in Section 2.1(f)) with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavits of loss in lieu of the Certificates, as provided in Section 2.1(f)) with respect to the shares of Parent Common Stock issuable hereunder in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavits of loss in lieu of the Certificates, as provided in Section 2.1(f)), there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and included in the Exchange Fund to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

(h)
On or promptly after the Effective Time (but in any event not later than the first payroll date after the Effective Time), Parent and/or the Surviving Entity shall pay through their payroll systems (or deliver through an alternative method) the Common Stock Consideration to which holders of Options and Restricted Stock Awards are entitled pursuant to Section 1.7(a); provided, however, that in the case of any amounts that constitute non-qualified deferred compensation under Section 409A of the Code, Parent and/or the Surviving Entity shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code.
(i)
At any time which is more than one (1) year after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund that had been deposited with the Exchange Agent and has not been disbursed in accordance with this Article II (including interest and other income received by the Exchange Agent in respect of the funds made available to it), and after the Exchange Fund has been delivered to Parent, Persons entitled to payment in accordance with this Article II shall be entitled to look solely to Parent (subject to abandoned property, escheat or similar Laws) for payment of the Merger Consideration upon surrender of the Certificates, Book-Entry Shares, certificates representing Company Preferred Shares or non-certificated Company Preferred Shares represented by book-entry held by them, without any interest thereon. Any portion of the Exchange Fund deposited with the Exchange Agent remaining unclaimed by holders of Company Common Shares five (5) years after the Effective Time shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. None of the Surviving Entity, Parent, Merger Sub, any of their respective Affiliates or the Exchange Agent will be liable to any Person entitled to payment under this Article II for any consideration which is delivered, in accordance with the terms of this Agreement, to Parent in accordance with the immediately preceding sentence or to a public official or Governmental Entity pursuant to any abandoned property, escheat or similar Law.
(j)
From and after the Effective Time, the Surviving Entity shall not record on the stock transfer books of the Company or the Surviving Entity any transfers of shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or certificates representing Company Preferred Shares (or effective affidavits of loss in lieu thereof) or Book-Entry Shares or non-certificated Company Preferred Shares represented by book-entry are presented for transfer, they shall be canceled and treated as having been surrendered for the Merger Consideration in respect of the Company Common Shares or Company Preferred Stock, as applicable, represented thereby.
Section 2.2
Withholding Rights. Each of Parent, Merger Sub, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations thereunder, or any provision of state or local Law or the Laws of any other domestic or foreign jurisdiction. To the extent that amounts are so deducted and withheld and paid to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (x) as disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (including any financial statements or schedules included or incorporated by reference therein, but excluding any general disclosure under the heading “Risk Factors” or “Forward-Looking Statements” (or other similar headings) or other general statements, in each case, to the extent predictive, cautionary or forward-looking in nature), or (y) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution and delivery of the Original Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as set forth in this Article III.
Section 3.1
Corporate Existence and Power. The Company is a corporation duly incorporated and validly existing under the Laws of the State of Maryland and is in good standing with the SDAT. The Company and the Company Subsidiaries have all requisite corporate, partnership or other similar powers and all governmental licenses, authorizations, permits, certificates, registrations, consents, franchises, variances, exemptions, orders and approvals required to carry on their business as conducted on the date of this Agreement (the “Company Permits”), except for any powers, licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits, except where any failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except for any jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the Constituent Documents of the Company and each of its Significant Subsidiaries as in effect on May 4, 2021.
Section 3.2
Corporate Authorization.
(a)
The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby subject, in the case of the Merger, to obtaining the Requisite Company Stockholder Vote as contemplated by Section 6.2(a). The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions to which it is a party contemplated hereby have been duly and validly authorized and approved by the Company Board, and no other corporate action on the part of the Company is necessary to authorize this Agreement or to consummate the transactions to which it is a party contemplated hereby, except that consummation of the Merger is subject to approval of this Agreement by the Requisite Company Stockholder Vote, and to the filing with, and acceptance for record by, the SDAT of the Articles of Merger and the effectiveness of the Merger pursuant to the Articles of Merger and the MGCL.

(b)
The Company Board, at a meeting duly called and held and at which a quorum of directors was present, has unanimously (i) approved and declared it advisable and in the best interests of the Company to enter into this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein and (iii) resolved, subject to Section 6.3, to recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, by the holders of Company Common Shares (such recommendation, the “Company Board Recommendation”) and that approval of this Agreement and the transactions contemplated hereby, including the Merger, be submitted for consideration at the Company Stockholders Meeting.
(c)          This Agreement has been duly executed and delivered by the Company and, assuming due power and authority of, and due execution and delivery by, the other parties, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (together, the “Bankruptcy and Equity Exception”). The approval of this Agreement by the Requisite Company Stockholder Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or approve the transactions to which the Company is a party contemplated hereby.
Section 3.3
Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions to which it is a party contemplated hereby require at or prior to the Closing no consent or approval by, or filing with, any Governmental Entity, other than (a) the filing of the Articles of Merger with the SDAT and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable federal or state securities Laws or “blue sky” Laws, (c) compliance with any applicable requirements of the NYSE, (d) those consents, approvals or filings as may be required as a result of the business or identity of Parent or any of its Affiliates and (e) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
Section 3.4
Non-Contravention. The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the transactions to which it is a party contemplated hereby will not, (a) violate or conflict with or result in any breach of any provision of the Constituent Documents of the Company or any Significant Subsidiary, (b) assuming receipt of the Requisite Company Stockholder Vote and compliance with the matters referred to in Section 3.3 and Section 4.3 (and assuming the accuracy and completeness of Section 4.3, violate or conflict with any provision of any applicable Law, Order or Company Permit), (c) violate or conflict with or result in any breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of the Company Subsidiaries is entitled, or require consent or waiver by any Person, under any Material Contract or (d) result in the creation or imposition of any Lien on or third party right in any asset of the Company or any of the Company Subsidiaries, except in the case of clause (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 3.5
Capitalization.
(a)
The authorized capital stock of the Company consists of (i) three hundred million (300,000,000) shares of Company Common Stock, par value $0.01 per share, (ii) twenty-six million six hundred thousand (26,600,000) shares of Company Preferred Stock, par value $0.01 per share, and (iii) two hundred million (200,000,000) shares of excess stock, par value $0.01 per share (“Excess Stock”). As of the close of business on May 4, 2021 (the “Company Capitalization Date”), (A) 98,301,860 Company Common Shares were issued and outstanding (inclusive of Restricted Stock Awards for 37,850 unvested Company Common Shares), (B) 21,985,616 Company Preferred Shares were issued and outstanding and (C) no shares of Excess Stock were issued and outstanding. As of the Company Capitalization Date, (1) Options to purchase an aggregate of 855,978 Company Common Shares (790,978 of which were exercisable) were issued and outstanding, and (2) 1,155,382 Company Common Shares were reserved and available for issuance pursuant to the Incentive Plans. All outstanding shares of capital stock of the Company have been, and all Company Common Shares that may be issued pursuant to any Incentive Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of Company Common Shares that have not yet been issued, will be) fully paid and nonassessable, and were not (or, in the case of Company Common Shares that have not yet been issued, will not be) issued in violation of the Constituent Documents of the Company. No Company Subsidiary or controlled Affiliate of the Company owns any Company Shares.
(b)
Except as set forth in Section 3.5(a), as of the Company Capitalization Date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue or pay cash valued by reference to, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). As of the Company Capitalization Date, there are no binding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

Section 3.6
Company Subsidiaries. Section 3.6 of the Company Disclosure Schedule lists, as of May 4, 2021, each Subsidiary of the Company (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), its jurisdiction of incorporation, formation or domicile and its status for U.S. federal income tax purposes as (i) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”), (ii) a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (each a “Taxable REIT Subsidiary”), (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary, (iv) a partnership, or (v) a disregarded entity. All of the outstanding capital stock of, or other voting securities or ownership interests in, each of the Company Subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests (other than restrictions under the Securities Act and the Exchange Act). There are no outstanding (a) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary or (b) options or other rights to acquire from the Company or any Company Subsidiary, or other obligation of the Company or any Company Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Company Subsidiary (the items in clauses (a) and (b) being referred to collectively as the “Company Subsidiary Securities”). As of May 4, 2021, there are no binding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Each of the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted on May 4, 2021. Each of the Company Subsidiaries is duly qualified, authorized or licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, authorization or licensing necessary, except to the extent that any failure to be so qualified, authorized or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.7
Company SEC Filings, etc.
(a)
The Company has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by the Company with the SEC since January 1, 2019 (together with any documents furnished during such period by the Company to the SEC on a voluntary basis on current reports on Form 8-K and any reports, schedules, forms, registration statements and other documents required to be filed with the SEC subsequent to May 4, 2021, collectively, the “Company SEC Documents”). Each of the Company SEC Documents, as they may have been amended prior to May 4, 2021, complied (and each Company SEC Document filed subsequent to May 4, 2021 will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Document, and none of the Company SEC Documents when filed or furnished or, if amended prior to May 4, 2021, as of the date of such amendment, contained, or with respect to Company SEC Documents filed subsequent to May 4, 2021, will contain, any untrue statement of a material fact or omitted, or with respect to Company SEC Documents filed subsequent to May 4, 2021, will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)
The Company maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based upon the most recent (prior to May 4, 2021) evaluation by the chief executive officer and chief financial officer of the Company of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent any such material disclosure made by management to the Company’s independent auditors and the audit committee of the Company Board since January 1, 2019.
(c)
Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company SEC Documents.
Section 3.8
Company Financial Statements. The consolidated financial statements (including all related notes thereto) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment filed prior to May 4, 2021) fairly present in all material respects the consolidated financial position of the Company and the consolidated Company Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.9
Information Supplied. The information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the Form S-4 shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof specifically for inclusion or incorporation by reference in the Form S-4. The information supplied or to be supplied by the Company in writing specifically for inclusion in the Joint Proxy Statement/Prospectus sent or to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting and to the shareholders of Parent in connection with the Parent Stockholders Meeting shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company or the shareholders of Parent or at the time of the Company Stockholders Meeting, or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Joint Proxy Statement/Prospectus. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.
Section 3.10
Absence of Certain Changes or Events. Since December 31, 2020 (the “Latest Balance Sheet Date”), there has not been any event, change, circumstance or effect that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.11
No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of the Company Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in the Company’s consolidated balance sheet as of the Latest Balance Sheet Date included in the Company SEC Documents or in the notes thereto; (b) liabilities or obligations that were incurred since the Latest Balance Sheet Date in the ordinary course of business; (c) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (d) liabilities or obligations arising or incurred in connection with the transactions contemplated hereby.
Section 3.12
Compliance with Laws.
(a)
Since January 1, 2019, the business and operations of the Company and the Company Subsidiaries have been conducted in compliance with all applicable Laws, except where the failure to so conduct such business and operations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)
All of the Company Permits of the Company and the Company Subsidiaries are in full force and effect in accordance with their terms and there is no proceeding or investigation to which the Company or any Company Subsidiary is subject before a Governmental Entity that is pending or threatened that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Company Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)
There is no proceeding to which the Company or any Company Subsidiary is subject before any Governmental Entity pending or threatened regarding whether the Company or any of the Company Subsidiaries has violated any applicable Laws, nor any investigation by any Governmental Entity pending or, to the knowledge of the Company, threatened with respect to possible violations of any applicable Laws, except for proceedings or investigations relating to violations or possible violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.13
Litigation. As of May 4, 2021, there is no action, suit, investigation, claim, complaint, demand, summons, cease and desist letter, subpoena, injunction, notice of violation or other proceeding pending against, or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, or, to the knowledge of the Company, pending against or threatened against any present or former officer or director of the Company or any Company Subsidiary in connection with which the Company or any Company Subsidiary has an indemnification obligation pursuant to its Constituent Documents or a written agreement, before any Governmental Entity (other than insurance claims litigation or arbitration), which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.14
Insurance Matters. Section 3.14 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies held by, or for the benefit of, the Company and the Company Subsidiaries as of May 4, 2021, which includes, without limitation, directors’ and officers’ liability insurance policies for the Company’s directors and officers (“D&O Insurance”). To the knowledge of the Company, (i) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect, (ii) all premiums due and payable thereon have been paid, (iii) the Company and the Company Subsidiaries are in compliance in all material respects with the terms of such insurance policies, and (iv) no written notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any such insurance policy other than in connection with ordinary course renewals. To the knowledge of the Company, there is no material claim by the Company or any Company Subsidiary pending under any such insurance policies that has been denied or disputed by the insurer.
Section 3.15
Properties.
(a)
Section 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list as of May 4, 2021 of each real property owned (in whole or in part) or ground leased by the Company or any Company Subsidiary, together with the applicable Company Subsidiary owning or leasing such property. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary has good, marketable and insurable indefeasible fee simple title or valid leasehold interest to each of the owned Company Properties, free and clear of Liens, except for Permitted Liens. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) neither the Company nor any Company Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the Company Properties issued by any Governmental Entity and (ii) neither the Company nor any Company Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the knowledge of the Company, threatened with respect to any of the Company Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of any parking areas associated with the Company Properties.

(b)
The Company has not received written notice of, nor does the Company have any knowledge of, any material latent defects or adverse physical conditions affecting any of the Company Properties or the improvements thereon.
(c)
Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them and (ii) neither the Company’s nor the Company Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.
Section 3.16
Opinions of Financial Advisors. The Company Board has received opinions from J.P. Morgan Securities LLC and CSCA Capital Advisors, LLC (the “Company Financial Advisors”), dated as of August 15, 2021 and addressed to the Company Board, to the effect that, as of August 15, 2021 and based upon and subject to the limitations, qualifications and assumptions set forth therein, the aggregate Common Stock Consideration (in the case of J.P. Morgan Securities LLC) or Common Stock Consideration (in the case of CSCA Capital Advisors, LLC) to be received by the holders of Company Common Shares pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent and its Subsidiaries). The Company has been authorized by the Company Financial Advisors to include such opinions in their entirety in the Joint Proxy Statement/Prospectus.
Section 3.17
Taxes.
(a)
The Company and each Company Subsidiary has timely filed with the appropriate Governmental Entity all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects. The Company and each Company Subsidiary has timely paid (or had timely paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and complete copies of all United States federal income Tax Returns that have been filed with the IRS by the Company and each Company Subsidiary with respect to the taxable years ending on or after September 30, 2017 have been made available to Parent. Neither the Company nor any Company Subsidiary has received any written claim from any Governmental Entity in any jurisdiction where the Company or any Company Subsidiary do not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax by such jurisdiction.

(b)
The Company (i) for all taxable years from September 30, 2008 through September 30, 2020, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, and (ii) since October 1, 2020 has been organized and operated in conformity with the requirements to qualify as a REIT under the Code (except for the requirement to file REIT tax returns that are not yet due or are subject to a valid extension of time). The current and proposed method of operation for the Company is expected to enable the Company to continue to meet the requirements for qualification as a REIT through and including the Company’s final taxable year ending with the Effective Time (assuming the Closing of the Merger in accordance with the terms of this Agreement), and the Company has not taken any action that would, or omitted to take any action the omission of which would, reasonably be expected to result in the Company’s failure to qualify as a REIT, and no challenge to the Company’s status as a REIT is pending or, to the knowledge of the Company, threatened in writing.
(c)
(i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of the Company, threatened in writing with regard to any material amount of Taxes or material Tax Returns of the Company or any Company Subsidiary; (ii) no deficiency for any material amount of Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither the Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d)
Each Company Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became a Company Subsidiary, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No Company Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.
(e)
Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code, Treasury Regulation Section 1.337(d)-7 or any other temporary or final regulations issued under Section 337 of the Code), nor has it disposed of any such asset during its current taxable year.

(f)
Since their respective inceptions, (i) the Company and the Company Subsidiaries have not incurred (A) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 860(c) or 4981 of the Code, or Treasury Regulations Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7, or (B) any material liability for Taxes under 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (ii) the Company has not, and none of the Company Subsidiaries have, incurred any material liability for Tax other than (x) in the ordinary course of business consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property. Since the applicable date of formation, the Company and the Company Subsidiaries (other than a Taxable REIT Subsidiary or any subsidiary of a Taxable REIT Subsidiary) have not engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code and the Company and the Company Subsidiaries have not engaged in any transaction that would give rise to “redetermined rents, redetermined deductions, excess interest and redetermined TRS service income” described in Section 857(b)(7) of the Code.
(g)
The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h)
There are no Company Tax Protection Agreements (as hereinafter defined) in force as of May 4, 2021 (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of May 4, 2021, no person has raised, or to the knowledge of the Company threatened in writing to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, “Company Tax Protection Agreements” means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of interests in a Company Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of interests in a Company Subsidiary Partnership, the Company or any Company Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is treated as a partnership for United States federal income tax purposes.
(i)
There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(j)
There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely the Company and the Company Subsidiaries) with respect to or involving the Company or any Company Subsidiary, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)
Neither the Company nor any Company Subsidiary has requested, has received or is subject to any private letter ruling or other similar written ruling of a Governmental Entity or entered into any written agreement with a Governmental Entity with respect to any Taxes.
(l)
Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.
(m)
Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Except for ordinary course transactions that may be “reportable transactions” solely on account of the recognition of a tax loss, neither the Company nor any Company Subsidiary has participated in any “reportable transaction” (within the meaning of Section 1.6011-4(b) of the Treasury Regulations).
(n)
Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years immediately preceding May 4, 2021.
(o)
No written power of attorney that has been granted by the Company or any Company Subsidiary (other than to the Company or a Company Subsidiary) currently is in force with respect to any matter relating to material Taxes.
(p)
The Company does not own a direct or indirect interest in any entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.
(q)
Neither the Company nor any of the Company Subsidiaries (other than a Taxable REIT Subsidiary) has or has had any earnings and profits at the close of any taxable year (including such taxable year that will close as of the Closing Date) that were attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(r)
Taking into account all distributions to be made by the Company prior to the Effective Time, the Company will have distributed cash to its shareholders in its taxable year ending with the Merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending with the Merger, and the calculation of such amounts shall be provided to Parent for its review and comment.
(s)
The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.18
Employee Benefit Plans and Related Matters; ERISA.
(a)
Section 3.18(a) of the Company Disclosure Schedule sets forth as of May 4, 2021 a true and complete list of the material Company Benefit Plans, including all Company Benefit Plans subject to ERISA. With respect to each such material Company Benefit Plan, the Company has made available to Parent a true and complete copy of such Company Benefit Plan, if written, or a description of the material terms of such Company Benefit Plan if not written, and to the extent applicable, (i) any proposed amendments, (ii) all trust agreements, insurance contracts or other funding arrangements, (iii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iv) the most recent Form 5500 with all attachments required to have been filed with the IRS or the Department of Labor and all schedules thereto, (v) the most recent IRS determination or opinion letter, and (vi) all current summary plan descriptions.
(b)
Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS that the Company Benefit Plan is so qualified, or an advisory or opinion letter that the form of such plan document satisfies the requirements to be so qualified, and, to the knowledge of the Company, there are no existing circumstances or any events that would reasonably be expected to adversely affect the qualified status of any such plan in a manner which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan has been administered and operated in all material respects with its terms and with applicable Law, including ERISA and the Code, and, except in each case as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, all contributions required to be made to any Company Benefit Plan (or related trusts) by applicable Law or by any plan document or other Contract have been timely made or paid in full or, to the extent not required to be made or paid on or before May 4, 2021, have been fully reflected on the books and records of the Company.
(c)
Neither the Company nor any of the Company Subsidiaries (i) contributes to, sponsors or maintains, or has any liability (including as an ERISA Affiliate) or (ii) has in the six (6) years immediately preceding May 4, 2021 sponsored, maintained, contributed to or had, or has any liability that remains unsatisfied in respect of any (A) “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (B) defined benefit pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (C) plan, program, Contract, policy, arrangement or agreement that provides for material post-retirement or post-termination health, life insurance or other welfare type benefits (other than pursuant to Section 601 of ERISA and Section 4980B of the Code (COBRA) or similar state law).
(d)
There are no claims pending, or to the knowledge of the Company, threatened in writing with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except in each case as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole. There are no audits, inquiries or proceedings pending or, to the Company’s knowledge, threatened, by the IRS, DOL, or other Governmental Entity with respect to any Company Benefit Plan.

(e)
Except as provided in Section 1.7, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, trustee, director or other service provider of the Company or any of the Company Subsidiaries, (ii) result in an obligation to fund benefits under any Company Benefit Plan or limit or restrict the right to merge, amend, terminate, or (iii) result in any payment or benefit to any person which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code). No Company Benefit Plan provides for a gross up or indemnification for taxes due under Code Section 4999 or 409A.
Section 3.19
Employees; Labor Matters.
(a)
Neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement, and, to the knowledge of the Company, there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Company or any of the Company Subsidiaries in their capacity as such.
(b)
Since January 1, 2019, there has not occurred or, to the knowledge of the Company, been threatened in writing any material strike, slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity or union organizing campaign with respect to any employees of the Company or any of the Company Subsidiaries. There are no labor disputes subject to any formal grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Company, threatened in writing with respect to any employee of the Company or any of the Company Subsidiaries, in each case, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)
The Company and the Company Subsidiaries are in compliance in all material respects with all Laws relating to employment and labor, including by not limited to, Laws relating to wages, hours, collective bargaining, employment discrimination, safety and health, workers’ compensation, immigration status, and the collection and payment of withholding or social security taxes.
Section 3.20
Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of the Company Subsidiaries has received any written notice, demand, request for information, citation, summons or order, and no complaint has been filed, no penalty has been assessed, and no investigation, action, written claim, suit or proceeding is pending or, to the knowledge of the Company, is threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law and (b) to the knowledge of the Company, no “release” of a “hazardous substance” (as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.) has occurred at, on, above, under or from any Company Property that is reasonably likely to result in any material cost, liability or obligation of the Company or any Company Subsidiary under any applicable Environmental Law.

Section 3.21
Intellectual Property.
(a)
Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries own, license or otherwise possess sufficient rights to use Intellectual Property used in the respective businesses of the Company and each of the Company Subsidiaries as conducted on May 4, 2021 and (ii) all patents and all registrations for trademarks, service marks and copyrights owned by the Company or the Company Subsidiaries are valid and subsisting.
(b)
Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no claims pending or threatened in writing by any Person alleging that the Company or the Company Subsidiaries or their respective businesses as conducted on May 4, 2021 infringes the Intellectual Property of any Person and (ii) no Person is infringing the Intellectual Property owned by the Company or any of the Company Subsidiaries.
Section 3.22
Material Contracts.
(a)
The Company has made available to Parent a true and complete copy of each Contract to which the Company or any of the Company Subsidiaries is a party as of May 4, 2021, or by which the Company, any of the Company Subsidiaries or any of their respective properties or assets is bound as of May 4, 2021, which (i) is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC; (ii) contains covenants of the Company or any of the Company Subsidiaries not to compete or engage in any line of business or compete with any Person in any geographic area, in each case, in a manner that is material to the Company and the Company Subsidiaries, taken as a whole, or would bind Parent or its pre-Closing Affiliates after the Effective Time; (iii) pursuant to which the Company or any of the Company Subsidiaries has entered into a partnership or joint venture with any other Person (other than the Company or any of the Company Subsidiaries) that is material to the business of the Company and the Company Subsidiaries, taken as a whole or (iv) provides for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) of (A) any real property (including any Company Property or any portion thereof) or (B) any other asset of the Company or any Company Subsidiary with a fair market value or purchase price greater than $25,000. Each instrument of the type described in clauses (i) through (iv) of this Section 3.22(a) is referred to herein as a “Material Contract.” Section 3.22(a) of the Company Disclosure Schedule sets forth a true and complete list of each Material Contract.
(b)
Each Material Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) a valid and binding obligation of the Company or the Company Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, except to the extent they have previously expired or terminated in accordance with their terms. Neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any other party is in material breach of or in material default under any Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any party thereto.

Section 3.23
Brokers and Finders’ Fees. Except for the Company Financial Advisors, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of the Company Subsidiaries who is entitled to any fee or commission from the Company or any of the Company Subsidiaries in connection with the transactions to which the Company is a party contemplated hereby.
Section 3.24
Takeover Statutes. The Company Board has taken all action necessary to render inapplicable as to the Company in the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. As to the Company, the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger and no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to the Company with regard to this Agreement, the Merger or the other transactions contemplated by this Agreement.
Section 3.25
Related Party Transactions. Except as described in the Company SEC Documents, no agreements, arrangements or understandings between the Company or any Company Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among the Company and the Company Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.
Section 3.26
No Other Representations and Warranties; Disclaimer.
(a)
Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of the Company Subsidiaries or their respective businesses or operations or (ii) any oral or written information presented to Parent, Merger Sub, or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)
Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent, Merger Sub nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, the Company acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information relating to Parent that may have been made available to the Company or any of its Affiliates or Representatives.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as (x) as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (including any financial statements or schedules included or incorporated by reference therein, but excluding any general disclosure under the heading “Risk Factors” or “Forward-Looking Statements” (or other similar headings) or other general statements, in each case, to the extent predictive, cautionary or forward-looking in nature), or (y) set forth in the disclosure letter delivered by Parent to the Company prior to the execution and delivery of the Original Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as set forth in this Article IV.
Section 4.1
Existence and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Maryland. Each of Parent and Merger Sub has all requisite corporate, partnership, real estate investment trust, limited liability company or other similar powers and all governmental licenses, authorizations, permits, certificates, registrations, consents, franchises, variances, exemptions, orders and approvals required to carry on its business as conducted on the date of this Agreement (the “Parent Permits”), except for those powers, licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent is duly qualified to do business as a foreign corporation or real estate investment trust and is in good standing in each jurisdiction where such qualification is required, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the Constituent Documents of Parent and Merger Sub as in effect on May 4, 2021.
Section 4.2
Authorization.
(a)
Each of Parent and Merger Sub have all necessary corporate, real estate investment trust, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby subject, in the case of the Issuance, to obtaining the Requisite Parent Stockholder Vote as contemplated by Section 6.2(b). Parent, as the managing member of Merger Sub as of the date of this Agreement, has approved this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions to which it is a party contemplated hereby have been duly authorized and approved by all necessary corporate, real estate investment trust, limited liability company or other similar action on the part of Parent and Merger Sub, and no other corporate, real estate investment trust, limited liability company or other similar action on the part of Parent or Merger Sub is necessary to authorize this Agreement or to consummate the transactions to which it is a party contemplated hereby, except that the Issuance is subject to approval by the Requisite Parent Stockholder Vote.

(b)
The Parent Board, at a meeting duly called and held and at which a quorum of trustees was present, has unanimously (i) approved and declared it advisable and in the best interests of Parent to enter into this Agreement and the transactions contemplated hereby, including the Merger and the Issuance, upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance by Parent of this Agreement and the transactions contemplated hereby, including the Merger and the Issuance, upon the terms and subject to the conditions set forth herein and (iii) resolved to recommend approval of the Issuance by the shareholders of Parent (such recommendation, the “Parent Board Recommendation”) and that approval of the Issuance be submitted for consideration at the Parent Stockholders Meeting.
(c)
This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due power and authority of, and due execution and delivery by, the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. The approval of the Issuance by the Requisite Parent Stockholder Vote is the only vote of the holders of any equity interests of Parent or Merger Sub necessary to approve this Agreement, the Merger, the Issuance or the transactions to which either Parent or Merger Sub is a party contemplated hereby.
Section 4.3
Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions to which it is a party contemplated hereby require at or prior to the Closing no consent or approval by, or filing with, any Governmental Entity, other than (a) the filing of the Articles of Merger with the SDAT and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are qualified to do business, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable federal or state securities Laws or “blue sky” Laws, (c) compliance with any applicable requirements of the NYSE, (d) those consents, approvals or filings as may be required as a result of the business or identity of the Company or any of its Affiliates and (e) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
Section 4.4
Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation by each of Parent and Merger Sub of the transactions to which it is a party contemplated hereby will not, (a) violate or conflict with or result in any breach of any provision of the Constituent Documents of Parent or the Constituent Documents of Merger Sub, (b) assuming compliance with the matters referred to in Section 3.3 (and assuming the accuracy and completeness of Section 3.3) and Section 4.3, violate or conflict with any provision of any applicable Law or Order, (c) violate or conflict with or result in any breach or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled, or require consent by any Person under any Parent Material Contract or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except in the case of clause (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 4.5
Capitalization; Interim Operations of Merger Sub.
(a)
The Parent Common Stock required to be delivered by Parent as Common Stock Consideration, when so delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and the issuance thereof will not be subject to any pre-emptive rights.
(b)
The authorized capital shares of Parent consists of (i) 350,000,000 common shares of beneficial interest, $0.01 par value per share (the “Parent Common Stock”) and (ii) 50,000,000 preferred shares of beneficial interest, $0.01 par value per share (the “Parent Preferred Stock”). As of the close of business on May 4, 2021, (i) 121,921,850 shares of Parent Common Stock were issued and outstanding including 319,902 shares of restricted stock subject to certain transferability and forfeiture restrictions, (ii) 4,915,196 shares of Parent Preferred Stock were issued and outstanding, (iii) restricted stock units granted pursuant to the Parent option and restricted share plans and programs (collectively, the “Parent Incentive Plans”) in respect of an aggregate of 1,880,559 shares of Parent Common Stock were issued and outstanding, measured assuming “maximum” performance is achieved and (iv) 1,548,936 shares Parent Common Stock remain reserved and available for issuance pursuant to the Parent Incentive Plans. All outstanding shares of Parent Common Stock are, all Parent Common Stock that may be issued pursuant to any Parent Incentive Plan will be, when issued in accordance with the respective terms thereof, and all shares of Parent Common Stock to be issued in connection with the Merger and the other transactions contemplated by this Agreement, will be, when so issued, validly issued and outstanding, fully paid, non-assessable and not subject to preemptive rights.
(c)
Except as set forth in Section 4.5(b), as of May 4, 2021, there are no outstanding (i) shares of beneficial interest or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of beneficial interest or voting securities of Parent or (iii) options or other rights to acquire from Parent, or other obligations of Parent to issue or pay cash valued by reference to, any shares of beneficial interest, voting securities or securities convertible into or exchangeable for shares of beneficial interest or voting securities of Parent (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Parent Securities”). As of May 4, 2021, there are no binding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.
(d)
The holders of the Parent Preferred Stock do not have the right to vote on the Issuance, the Merger or any other matter contemplated by this Agreement.
(e)
Merger Sub (i) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, (ii) has not conducted any business prior to May 4, 2021 and (iii) has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation or contemplated by this Agreement. As of the date hereof, the sole member and manager of Merger Sub is Parent, and Merger Sub is a direct wholly-owned subsidiary of Parent. As of the Closing, Merger Sub will be a direct or indirect wholly-owned subsidiary of Parent.

Section 4.6
Parent SEC Filings, etc.
(a)
Parent has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by Parent with the SEC since January 1, 2019 (together with any documents furnished during such period by Parent to the SEC on a voluntary basis on current reports on Form 8-K and any reports, schedules, forms, registration statements and other documents required to be filed with the SEC subsequent to May 4, 2021, collectively, the “Parent SEC Documents”). Each of the Parent SEC Documents, as they may have been amended prior to May 4, 2021, complied (and each Parent SEC Document filed subsequent to May 4, 2021 will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC Document, and none of the Parent SEC Documents when filed or furnished or, if amended prior to May 4, 2021, as of the date of such amendment, contained, or with respect to Parent SEC Documents filed subsequent to May 4, 2021, will contain, any untrue statement of a material fact or omitted, or with respect to Parent SEC Documents filed subsequent to May 4, 2021 will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)
Parent maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Parent as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based upon the most recent (prior to May 4, 2021) evaluation by the chief executive officer and chief financial officer of Parent of the Parent’s internal control over financial reporting, to its auditors and the audit committee of the Parent Board (A) all significant deficiencies and material weaknesses in the design or operation of the Parent’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting. Parent has made available to Company any such material disclosure made by management to Parent’s independent auditors and the audit committee of the Parent Board since January 1, 2019.
(c)
Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent SEC Documents.

Section 4.7
Parent Financial Statements. The consolidated financial statements (including all related notes thereto) of Parent included in the Parent SEC Documents (if amended, as of the date of the last such amendment filed prior May 4, 2021) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
Section 4.8
Information Supplied. The information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Form S-4 shall not at the time the Form S-4 is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by or on behalf of the Company or any Affiliates thereof specifically for inclusion or incorporation by reference in the Form S-4. The information supplied or to be supplied by Parent or Merger Sub for inclusion in the Joint Proxy Statement/Prospectus sent or to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting and to the shareholders of Parent in connection with the Parent Stockholders Meeting shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company or the shareholders of Parent or at the time of the Company Stockholders Meeting, or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by or on behalf of the Company specifically for inclusion in the Joint Proxy Statement/Prospectus. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.
Section 4.9
Absence of Certain Changes or Events. Since December 31, 2020, there has not been any event, change, circumstance or effect that has had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.10
No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in Parent’s consolidated balance sheet as of December 31, 2020 included in the Parent SEC Documents or in the notes thereto; (b) liabilities or obligations that were incurred since December 31, 2020 in the ordinary course of business; (c) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; and (d) liabilities or obligations arising or incurred in connection with the transactions contemplated hereby.

Section 4.11

Compliance with Laws.
(a)
Since January 1, 2019, the business and operations of Parent and its Subsidiaries have been conducted in compliance with all applicable Laws, except where the failure to so conduct such business and operations would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b)
All of the Parent Permits of each Subsidiary of the Parent (each, a “Parent Subsidiary” and collectively, the “Parent Subsidiaries”) are in full force and effect in accordance with their terms and there is no proceeding or investigation to which Parent or any such Parent Subsidiary is subject before a Governmental Entity that is pending or threatened that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Parent Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(c)
There is no proceeding to which Parent or any Parent Subsidiary is subject before any Governmental Entity pending or threatened regarding whether any of the Parent Subsidiaries has violated any applicable Laws, nor any investigation by any Governmental Entity pending or, to the knowledge of Parent, threatened with respect to possible violations of, any applicable Laws, except for proceedings or investigations relating to violations or possible violations which would not individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.12
Litigation. There is no action, suit, investigation, claim, complaint, demand, summons, cease and desist letter, subpoena, injunction, notice of violation or other proceeding pending against, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries before any Governmental Entity, (other than insurance claims litigation or arbitration arising in the ordinary course of business), that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have a Parent Material Adverse Effect. As of May 4, 2021, there is no Order outstanding against Parent or any of its Subsidiaries which would reasonably be expected to have a Parent Material Adverse Effect.
Section 4.13
Insurance Matters. Section 4.13 of the Parent Disclosure Schedule sets forth a true and complete list of all material insurance policies held by, or for the benefit of Parent and the Parent Subsidiaries as of May 4, 2021. To the knowledge of Parent, (a) all insurance policies maintained by Parent and the Parent Subsidiaries are in full force and effect, (b) all premiums due and payable thereon have been paid, (c) Parent and the Parent Subsidiaries are in compliance in all material respects with the terms of such insurance policies, and (d) no written notice of cancellation or termination has been received by Parent or any Parent Subsidiary with respect to any such insurance policy other than in connection with ordinary course renewals. To the knowledge of Parent, there is no material claim by Parent or any Parent Subsidiary pending under any such insurance policies that has been denied or disputed by the insurer.

Section 4.14

Title to Properties; Absence of Liens.
(a)
Section 4.14(a) of the Parent Disclosure Schedule sets forth a true and complete list as of May 4, 2021 of each parcel of real property owned or ground leased by Parent or any Parent, together with the applicable Parent Subsidiary owning or leasing such property. Except as would not reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, Parent or a Parent Subsidiary has good, marketable and insurable indefeasible fee simple title or valid leasehold interest to each of the owned Parent Properties, free and clear of Liens, except for Permitted Liens. Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) neither Parent nor any Parent Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the Parent Properties issued by any Governmental Entity and (ii) neither Parent nor any Parent Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the knowledge of Parent, threatened with respect to any of the Parent Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of Parent Properties or by the continued maintenance, operation or use of the parking areas associated with the Parent Properties.
(b)
Parent has not received written notice of, nor does Parent have any knowledge of, any latent defects or adverse physical conditions affecting any of Parent Properties or the improvements thereon, except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(c)
Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (i) Parent and the Parent Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them and (ii) neither Parent’s nor the Parent Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.
Section 4.15

Opinion of Financial Advisor. The Parent Board has received an oral opinion from Goldman Sachs & Co. LLC to be confirmed by delivery of its written opinion, to the effect that, as of August 15, 2021, and subject to the various assumptions made, procedures followed, matters considered, and limitations, qualifications and other matters considered in connection with the preparation of such opinion, the aggregate Common Stock Consideration to be paid by Parent for the outstanding shares (other than those owned by Parent or Merger Sub, or owned by any direct or indirect Subsidiary of any such Person) of Company Common Stock pursuant to the Agreement is fair, from a financial point of view, to Parent.

Section 4.16

Taxes.
(a)
Parent and each Parent Subsidiary have timely filed with the appropriate Governmental Entity all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects. Parent and each Parent Subsidiary have timely paid (or had timely paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and complete copies of all United States federal income Tax Returns that have been filed with the IRS by Parent and each Parent Subsidiary with respect to the taxable years ending on or after December 31, 2017 have been made available to the Company. Neither Parent nor any Parent Subsidiary has received any written claim from any Governmental Entity in any jurisdiction where Parent or any Parent Subsidiary do not file Tax Returns that Parent or any Parent Subsidiary is or may be subject to Tax by such jurisdiction.
(b)
Parent (i) for all taxable years from December 31, 2015 through December 31, 2020, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, and (ii) since January 1, 2021, has been organized and operated in conformity with the requirements to qualify as a REIT under the Code (except for the requirement to file REIT tax returns that are not yet due or are subject to a valid extension of time). The current and proposed method of operation for Parent is expected to enable Parent to continue to meet the requirements for qualification as a REIT, and Parent has not taken any action that would, or omitted to take any action the omission of which would reasonably be expected to result in Parent’s failure to qualify as a REIT, and no challenge to Parent’s status as a REIT is pending or, to the knowledge of Parent, threatened in writing.
(c)
(i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of Parent, threatened in writing with regard to any material amount of Taxes or material Tax Returns of Parent or any Parent Subsidiary; (ii) no deficiency for any material amount of Taxes of Parent or any Parent Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither Parent nor any Parent Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither Parent nor any Parent Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither Parent nor any Parent Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d)
Each Parent Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became a Parent Subsidiary, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No Parent Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.
(e)
Neither Parent nor any Parent Subsidiary holds any asset the disposition of which would be subject to Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code, Treasury Regulation Section 1.337(d)-7 or any other temporary or final regulations issued under Section 337 of the Code), nor has it disposed of any such asset during its current taxable year.

(f)
Since their respective inceptions, (i) Parent and the Parent Subsidiaries have not incurred (A) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 860(c) or 4981 of the Code, or Treasury Regulations Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7, or (B) any material liability for Taxes under 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (ii) Parent has not, and none of the Parent Subsidiaries have, incurred any material liability for Tax other than (x) in the ordinary course of business consistent with past practice, or (y) transfer or similar Taxes arising in connection with sales of property. Since the applicable date of formation, Parent and the Parent Subsidiaries (other than a Taxable REIT Subsidiary or any subsidiary of a Taxable REIT Subsidiary) have not engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code and Parent and the Parent Subsidiaries have not engaged in any transaction that would give rise to “redetermined rents, redetermined deductions, excess interest and redetermined TRS income” described in Section 857(b)(7) of the Code.
(g)
Parent and the Parent Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 through 1474, and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h)
There are no Parent Tax Protection Agreements (as hereinafter defined) in force as of May 4, 2021 (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of May 4, 2021, no person has raised, or to the knowledge of Parent threatened in writing to raise, a material claim against Parent or any Parent Subsidiary for any breach of any Parent Tax Protection Agreements. As used herein, “Parent Tax Protection Agreements” means any written agreement to which Parent or any Parent Subsidiary is a party pursuant to which: (i) any liability to holders of interests in a Parent Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of interests in a Parent Subsidiary Partnership, Parent or any Parent Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “Parent Subsidiary Partnership” means a Parent Subsidiary that is treated as a partnership for United States federal income tax purposes.
(i)
There are no Tax Liens upon any property or assets of Parent or any Parent Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)
There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely Parent and the Parent Subsidiaries) with respect to or involving Parent or any Parent Subsidiary, and after the Closing Date neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(k)
Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any private letter ruling or other similar written ruling of a Governmental Entity or entered into any written agreement with a Governmental Entity with respect to any Taxes.
(l)
Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Parent Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.
(m)
Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Except for ordinary course transactions that may be “reportable transactions” solely on account of the recognition of a tax loss, neither Parent nor any Parent Subsidiary has participated in any “reportable transaction” (within the meaning of Section 1.6011-4(b) of the Treasury Regulations).
(n)
Neither Parent nor any Parent Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years immediately preceding May 4, 2021.
(o)
Merger Sub is and has been since its formation a disregarded entity for U.S. federal income tax purposes.
(p)
Parent does not own a direct or indirect interest in an entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.
(q)
Neither Parent nor any of the Parent Subsidiaries (other than a Taxable REIT Subsidiary) has or has had any earnings and profits at the close of any taxable year that were attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(r)
Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.17
Employee Benefit Plans and Related Matters; ERISA.
(a)
Section 4.17(a) of the Parent Disclosure Schedule sets forth as of May 4, 2021 a true and complete list of the material Parent Benefit Plans, including all Parent Benefit Plans subject to ERISA. With respect to each such material Parent Benefit Plan, Parent has made available to the Company a true and complete copy of such Parent Benefit Plan, if written, or a description of the material terms of such Parent Benefit Plan if not written, and to the extent applicable, (i) any proposed amendments, (ii) all trust agreements, insurance contracts or other funding arrangements, (iii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iv) the most recent Form 5500 with all attachments required to have been filed with the IRS or the Department of Labor and all schedules thereto, (v) the most recent IRS determination or opinion letter, and (vi) all current summary plan descriptions.
(b)
Each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS that the Parent Benefit Plan is so qualified, or an advisory or opinion letter that the form of such plan document satisfies the requirements to be so qualified, and, to the knowledge of Parent, there are no existing circumstances or any events that would reasonably be expected to adversely affect the qualified status of any such plan in a manner which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each Parent Benefit Plan has been administered and operated in accordance with its terms and with applicable Law, including ERISA and the Code, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, and all contributions required to be made to any Parent Benefit Plan (or related trusts) by applicable Law or by any plan document or other Contract have been timely made or paid in full or, to the extent not required to be made or paid on or before May 4, 2021, have been fully reflected on the books and records of Parent.
(c)
Neither Parent nor any of the Parent Subsidiaries (i) contributes to, sponsors or maintains, or has any liability (including as an ERISA Affiliate) or (ii) has in the six (6) years immediately preceding May 4, 2021 sponsored, maintained, contributed to or had, or has any liability that remains unsatisfied in respect of any (A) “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (B) defined benefit pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (C) plan, program, Contract, policy, arrangement or agreement that provides for material post-retirement or post-termination health, life insurance or other welfare type benefits (other than pursuant to Section 601 of ERISA and Section 4980B of the Code (COBRA) or similar state law).
(d)
There are no claims pending, or to the knowledge of Parent, threatened in writing with respect to any of the Parent Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There are no audits, inquiries or proceedings pending or, to Parent’s knowledge, threatened, by the IRS, DOL, or other Governmental Entity with respect to any Parent Benefit Plan.
(e)
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, trustee, director or other service provider of Parent or any of the Parent Subsidiaries, (ii) result in an obligation to fund benefits under any Parent Benefit Plan or limit or restrict the right to merge, amend, terminate, or (iii) result in any payment or benefit to any person which would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code). No Parent Benefit Plan provides for a gross up or indemnification for taxes due under Code Section 4999 or 409A.

Section 4.18
Employees; Labor Matters.
(a)
Neither Parent nor any of the Parent Subsidiaries is a party to or bound by any collective bargaining agreement, and, to the knowledge of Parent, there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of Parent or any of the Parent Subsidiaries in their capacity as such.
(b)
Since January 1, 2019, there has not occurred or, to the knowledge of Parent, been threatened in writing any material strike, slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity or union organizing campaign with respect to any employees of Parent or any of the Parent Subsidiaries. There are no labor disputes subject to any formal grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of Parent, threatened in writing with respect to any employee of Parent or any of the Parent Subsidiaries, in each case, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)
Parent and the Parent Subsidiaries are in compliance in all material respects with all Laws relating to employment and labor, including by not limited to, Laws relating to wages, hours, collective bargaining, employment discrimination, safety and health, workers’ compensation, immigration status, and the collection and payment of withholding or social security taxes.
Section 4.19
Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) neither Parent nor any of the Parent Subsidiaries has received any written notice, demand, request for information, citation, summons or order, and no complaint has been filed, no penalty has been assessed, and no investigation, action, written claim, suit or proceeding is pending or, to the knowledge of Parent, is threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law and (b) to the knowledge of Parent, no “release” of a “hazardous substance” (as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.) has occurred at, on, above, under or from any Parent Property that is reasonably likely to result in any material cost, liability or obligation of Parent or any Parent Subsidiary under any applicable Environmental Law.
Section 4.20
Material Contracts.
(a)
Parent has made available to the Company a true and complete copy of each Contract to which Parent or any of the Parent Subsidiaries is a party as of May 4, 2021 or by which Parent, any of the Parent Subsidiaries or any of their respective properties or assets is bound as of May 4, 2021, which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC (each, a “Parent Material Contract”).

(b)
Each Parent Material Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) a valid and binding obligation of Parent or the Parent Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, except to the extent they have previously expired or terminated in accordance with their terms. Neither Parent nor any of the Parent Subsidiaries nor, to the knowledge of Parent, any other party is in material breach of or in material default under any Parent Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any party thereto.
Section 4.21
Brokers and Finders’ Fees. Except for the Parent Financial Advisors, the fees and expenses of which will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who is entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions to which Parent or Merger Sub is a party contemplated hereby.
Section 4.22
Related Party Transactions. Except as described in the Parent SEC Documents, no agreements, arrangements or understandings between Parent or any Parent Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among Parent and the Parent Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.
Section 4.23
Takeover Statutes. The Parent Board has taken all action necessary to render inapplicable as to Parent in the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. As to Parent, no Takeover Statutes are applicable to Parent with regard to this Agreement, the Merger or the other transactions contemplated by this Agreement.
Section 4.24
Ownership of Company Common Shares. Neither Parent nor any of the Parent Subsidiaries owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Company Common Stock or other securities of the Company (other than as contemplated by this Agreement).
Section 4.25
Interested Stockholder. At the time immediately preceding May 4, 2021 and at the time immediately preceding the date of this Agreement, neither Parent, Merger Sub nor any of their respective Affiliates is, with respect to the Company, an “interested stockholder” as such term is defined in Section 3-601 of the MGCL.

Section 4.26
Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the Effective Time, assuming (i) the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2, (ii) (a) the representations and warranties of the Company contained in this Agreement (other than those qualified by materiality or “Company Material Adverse Effect”) are true and correct in all material respects and (b) the representations and warranties of the Company contained in this Agreement that are qualified by materiality or “Company Material Adverse Effect” are true and correct in all respects, and (iii) any estimates, projections or forecasts of the Company or its Subsidiaries that have been provided by the Company to Parent have been prepared in good faith based upon assumptions that were, at the time made, and continue to be, at the Effective Time, reasonable, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Preferred Stock Consideration and the other amounts payable in accordance with this Agreement (including any repayment or refinancing of any indebtedness that may be required in connection with the Merger and the other transactions contemplated by this Agreement), the Surviving Entity and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 4.26, (i) the term “Solvent” means, with respect to any Person as of a particular date, that on such date, (x) the sum of the assets, at a fair valuation, of such Person exceeds its debts, (y) such Person has not incurred debts beyond its ability to pay such debts as such debts mature and (z) such Person does not have unreasonably small capital with which to conduct its business, (ii) “debt” means any liability whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and (iii) the amount of any unliquidated or contingent liabilities at any time shall be the maximum amount which, in light of all the facts and circumstances existing at such time, could reasonably be expected to become an actual or matured liability.
Section 4.27
Sufficiency of Funds. Parent has, and will have available at the time of Closing and at all times prior to Closing, sufficient (a) cash, marketable securities, available lines of credit or (b) other sources of immediately available funds to deliver the aggregate amount of the Merger Consideration and to pay any other amounts required to be paid hereunder or incurred or otherwise payable by Parent, Merger Sub or the Surviving Entity in connection with the transactions contemplated hereby (including the funds necessary to effect any repayment or refinancing of indebtedness that may be required in connection with the Merger and the transactions contemplated by this Agreement and to pay all expenses of Parent and Merger Sub). There is no restriction on Parent’s use of such funds for such purposes. Parent has the financial resources and capabilities to fully perform its obligations under this Agreement. Each of Parent and Merger Sub acknowledges that the obligations of Parent and Merger Sub under this Agreement are not contingent upon or subject to any conditions regarding Parent’s and Merger Sub’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement (including payment of the Merger Consideration or the repayment or refinancing of any indebtedness referred to in the preceding sentence).
Section 4.28
No Other Representations and Warranties; Disclaimer.
(a)
Except for the representations and warranties made by Parent and Merger Sub in this Article IV neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and each of Parent and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent and Merger Sub in this Article IV neither Parent, Merger Sub nor any other Person makes or has made any representation or warranty to the Company or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to the Company or any of their Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)
Each of Parent and Merger Sub acknowledge and agree that it (i) has had the opportunity to meet with the management of the Company and to discuss the business, assets and liabilities of the Company and the Company Subsidiaries, (ii) has had access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company Subsidiaries which it and its Affiliates and Representatives have requested to review, (iii) has had access to the electronic data room maintained by the Company through IntraLinks, Inc. for purposes of the transactions contemplated hereby, (iv) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (v) has conducted its own independent investigation of the Company and the Company Subsidiaries, their respective businesses, assets, liabilities and the transactions contemplated hereby.
(c)
Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Merger Sub or any of their respective Affiliates or Representatives.
ARTICLE V
CONDUCT OF BUSINESS
Section 5.1
Conduct of Business by the Company.
(a)
From and after May 4, 2021 until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.1(a) of the Company Disclosure Schedule or (z) as otherwise contemplated, required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld), the Company shall maintain the status of the Company as a REIT and shall, and shall cause each of the Company Subsidiaries to, use its commercially reasonable efforts (i) to conduct its business in the ordinary course consistent with past practice in all material respects, (ii) to preserve intact in all material respects its business organization and goodwill and relationship with customers, third party payors, including Governmental Entities, and others with which it has material business dealings and (iii) to maintain its material assets and properties in adequate working condition and good repair, ordinary wear and tear excepted.

(b)
In addition to and without limiting the generality of the foregoing, from and after May 4, 2021 until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.1(b) of the Company Disclosure Schedule or (z) as otherwise contemplated, required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld), the Company shall not, and shall not permit any Company Subsidiaries to, directly or indirectly:
(i)
amend or propose or agree to amend, in any material respect, any of its Constituent Documents or waive the stock ownership limit under the charter of the Company;
(ii)
subject to Section 6.15, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for (A) the declaration and payment by the Company of quarterly cash dividends on its outstanding Company Common Stock in an amount not exceeding $0.18 per share and (B) the declaration and payment by the Company of quarterly cash dividends on its outstanding Company Preferred Stock in an amount equal to $0.3828125 per share; provided that notwithstanding the restriction on dividends and other distributions in this Section 5.1(b)(ii), the Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);
(iii)
adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in lieu of, or in substitution for, shares of its capital stock;
(iv)
(A) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of the Company Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except for the withholding of shares to satisfy withholding Tax obligations in respect of Restricted Stock Awards outstanding as of May 4, 2021 or awarded after May 4, 2021 in accordance with their terms and the Incentive Plans in effect on May 4, 2021 or (B) acquire or dispose of any securities of any third party that are publicly traded or any rights, warrants or options to acquire any such securities;
(v)
issue, sell, grant, pledge, amend, grant any rights in respect of or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of the Company or any of the Company Subsidiaries, except for the issuance of Company Common Shares in connection with the exercise of Options or the vesting or settlement of other equity or equity-linked awards outstanding as of May 4, 2021;

(vi)
merge or consolidate with any other Person or acquire any material assets or make a material investment in (whether through the acquisition of stock, assets or otherwise) any other Person, except for acquisitions set forth in Section 5.1(b)(vi) of the Company Disclosure Schedule;
(vii)
sell, lease, license, subject to a material Lien, except for a Permitted Lien, or otherwise dispose of any assets (excluding cash and cash equivalents for payables arising in the ordinary course), or any product lines or businesses of the Company or any Company Subsidiaries (including capital stock or other equity interests of any Company Subsidiary) except for (A) dispositions of immaterial assets (other than real property) that are obsolete, surplus, uneconomical or otherwise no longer useful in the business of the Company and the Company Subsidiaries for a purchase price that, in each case, represents the market value of such asset in all material respects and for amounts not to exceed $25,000 in the aggregate or (B) dispositions, leases or Liens set forth in Section 5.1(b)(vii) of the Company Disclosure Schedule, which, in the case of dispositions of assets, shall be subject to a minimum sale amount set forth in Section 5.1(b)(vii) of the Company Disclosure Schedule;
(viii)
make any loans, advances or capital contributions to any other Person, except for loans, advances or capital contributions set forth in Section 5.1(b)(viii) of the Company Disclosure Schedule;
(ix)
create, incur, guarantee or assume any indebtedness (excluding trade payables arising in the ordinary course), except for indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution and delivery of this Agreement and set forth in Section 5.1(b)(ix) of the Company Disclosure Schedule or as otherwise described in such section of the Company Disclosure Schedule;
(x)
make or commit to make capital expenditures other than (A) in the individual amounts set forth in Section 5.1(b)(x) of the Company Disclosure Schedule, or (B) provided that the Company provides prompt written notice to Parent, (i) in conjunction with emergency repairs or (ii) as required by Law;
(xi)
except as required by Contracts in effect prior to the execution and delivery of the Original Agreement or Company Benefit Plans or as permitted by Section 5.1(b)(xi) of the Company Disclosure Schedule, (A) increase the compensation or other benefits payable or provided to the Company’s directors or employees; (B) enter into any employment, bonus, change of control, severance or retention agreement with any employee of the Company; (C) establish, adopt, or enter into any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries; (D) amend any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except to make changes of an administrative nature that would not result in a material increase in cost to the Company or as is required to comply with Section 409A of the Code; or (E) terminate the employment of any Company employee, other than for “cause”;

(xii)
(A) settle or compromise any material claim, audit, arbitration, suit, investigation, complaint or other proceeding, except for any settlements or compromises set forth in Section 5.1(b)(xii) of the Company Disclosure Schedule, which settlements or compromises involve total aggregate payments of less than $500,000 in the aggregate or (B) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business after the Effective Time;
(xiii)
(A) modify or amend in any materially adverse respect or terminate any Material Contract (other than any termination or renewal in accordance with the terms of any existing Material Contract that occurs automatically without any action other than notice of renewal), (B) enter into any successor agreement to an expiring Material Contract that changes the terms of the expiring Material Contract in a way that is materially adverse to the Company or any Company Subsidiary or (C) enter into any new agreement that would have been considered a Material Contract if it were entered into at or prior to May 4, 2021;
(xiv)
except as required by applicable Law or changes in GAAP, materially change any of its accounting policies for financial accounting purposes;
(xv)

enter into any Company Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any closing agreement related to a material amount of Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xvi)
terminate, cancel, amend or modify any insurance policies maintained by it covering the Company or any of the Company Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;
(xvii)
enter into any new line of business;
(xviii)
take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause the Company to fail to qualify as a REIT or any Company Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xix)
adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(xx)
incur any Expenses in connection with this Agreement and the transactions contemplated by this Agreement or pay any Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement in excess of the amounts set forth in Section 5.1(b)(xx) of the Company Disclosure Schedule, in each case without providing Parent with reasonable advance notice and consulting with Parent regarding incurring or paying such Expenses in excess of such amounts;
(xxi)
(A) modify or amend the engagement letters entered into with the Company Financial Advisors to increase the compensation payable by the Company thereunder or (B) enter into any new Contract with the Company Financial Advisors; or
(xxii)
authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.
(c)
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, or refraining to take any action, at any time or from time to time if, in the reasonable judgment of the Company Board, such action or inaction is reasonably necessary (i) for the Company to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that the Company or any Company Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (ii), making dividend or any other actual, constructive or deemed distribution payments to stockholders of the Company in accordance with this Agreement or otherwise as permitted pursuant to Section 5.1(b)(ii).
(d)
Notwithstanding anything to the contrary set forth in this Agreement (including this Section 5.1), nothing shall prevent the Company or any of its Subsidiaries from taking or failing to take any commercially reasonable action in response to a COVID-19 Measure that would otherwise violate or breach this Agreement, which response shall not be deemed a breach of this Agreement; provided, however, that, to the extent reasonably practicable, the Company must provide reasonable advance written notice to Parent with reasonable detail of such response prior to such response.
Section 5.2
Conduct of Business by Parent.
(a)
From and after May 4, 2021 until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.2(a) of the Parent Disclosure Schedule or (z) as otherwise contemplated, required or permitted by this Agreement, unless the Company shall otherwise consent (which consent shall not be unreasonably withheld), Parent shall maintain the status of Parent as a REIT and shall, and shall cause each of the Parent Subsidiaries to, use commercially reasonable efforts (i) to conduct its business in the ordinary course consistent with past practice in all material respects, (ii) to preserve intact in all material respects its business organization and goodwill and relationship with customers, third party payors, including Governmental Entities, and others with which it has material business dealings and (iii) to maintain its material assets and properties in adequate working condition and good repair, ordinary wear and tear excepted.

(b)
In addition to and without limiting the generality of the foregoing, from and after May 4, 2021 until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.2(b) of the Parent Disclosure Schedule or (z) as otherwise contemplated, required or permitted by this Agreement, unless the Company shall otherwise consent (which consent shall not be unreasonably withheld), Parent shall not, and shall not permit any Parent Subsidiaries to, directly or indirectly:
(i)
amend or propose or agree to amend any of its Constituent Documents in such a manner that would cause holders of Company Common Stock that receive Parent Common Stock pursuant to the Merger to be treated differently than other holders of Parent Common Stock;
(ii)
subject to Section 6.15, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its shares of beneficial interest, except for (A) the declaration and payment by Parent of quarterly cash dividends on its outstanding Parent Preferred Stock in an amount equal to $0.40625 per share and (B) dividends or distributions by any wholly owned Parent Subsidiary to Parent or to any other wholly owned Parent Subsidiary; provided that notwithstanding the restriction on dividends and other distributions in this Section 5.2(b)(ii), Parent and any Parent Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Parent to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);
(iii)
adjust, split, combine or reclassify any of its shares of beneficial interest or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in lieu of, or in substitution for, its shares of beneficial interest; provided that, for the avoidance of doubt, the foregoing shall not prohibit any conversion of the Parent Preferred Stock in accordance with its terms;
(iv)
repurchase, redeem or otherwise acquire any shares of beneficial interest of Parent or any of the Parent Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except for the withholding of shares to satisfy withholding Tax obligations in respect of Restricted Stock Awards outstanding as of May 4, 2021 in accordance with their terms and the Incentive Plans in effect on May 4, 2021;
(v)
except as required by applicable Law or changes in GAAP, materially change any of its accounting policies for financial accounting purposes;

(vi)
enter into any Parent Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any closing agreement related to a material amount of Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve Parent’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(vii)
enter into any new line of business;
(viii)
take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Parent to fail to qualify as a REIT or any Parent Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(ix)
adopt a plan of complete or partial liquidation or dissolution with respect to Parent or resolutions providing for or authorizing such a liquidation or dissolution;
(x)
take any action that would reasonably be expected to (A) result in any condition to the Merger set forth in Article VII not being satisfied in all material respects or (B) prevent, materially delay or materially impede the consummation of the Merger or any other transactions contemplated by this Agreement; or
(xi)
authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.
(c)          Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking any action, or refraining to take any action, at any time or from time to time, if, in the reasonable judgment of the Parent Board, such action or inaction is reasonably necessary (i) for Parent to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that Parent or any Parent Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i), making dividend or any other actual, constructive or deemed distribution payments to shareholders of Parent in accordance with this Agreement or otherwise as permitted pursuant to Section 5.2(b)(ii).

(d)          Notwithstanding anything to the contrary set forth in this Agreement (including this Section 5.2), nothing shall prevent Parent or any of its Subsidiaries from taking or failing to take any commercially reasonable action in response to a COVID-19 Measure that would otherwise violate or breach this Agreement, which response shall not be deemed a breach of this Agreement; provided, however, that to the extent reasonably practicable, Parent must provide reasonable advance written notice to the Company with reasonable detail of such response prior to such response.
Section 5.3
No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (i) Parent, directly or indirectly, the right to control or direct the Company or any Company Subsidiary’s operations prior to the Effective Time, or (ii) the Company, directly or indirectly, the right to control or direct Parent or any of Parent Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, (i) the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations and (ii) Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Parent Subsidiaries’ respective operations.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1
Preparation of the Amendment to Joint Proxy Statement/Prospectus and Post-Effective Amendment to Form S-4.
(a)
On July 2, 2021, Parent filed with the SEC a registration statement on Form S-4 under the Securities Act (including a preliminary joint proxy statement/prospectus, as amended or supplemented from time to time prior to the date hereof, the “Original Joint Proxy Statement/Prospectus”) with respect to the issuance of Parent Common Stock in the Merger (such registration statement, and any amendments or supplements thereto prior to the date hereof, the “Original Form S-4”), which was declared effective by the SEC on July 23, 2021.  As promptly as reasonably practicable after the execution and delivery of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC an amendment to the Original Joint Proxy Statement/Prospectus (as amended or supplemented from time to time, the “Amended Joint Proxy Statement/Prospectus” and, together with the Original Joint Proxy Statement/Prospectus, the “Joint Proxy Statement/Prospectus”) (x) to be mailed to the stockholders of the Company relating to the Company Stockholders Meeting and (y) to be mailed to the shareholders of Parent relating to the Parent Stockholders Meeting, and (ii) Parent shall prepare, together with the Company, and file with the SEC a post-effective amendment to the Original Form S-4 (such amendment, and any amendments or supplements thereto, the “Amended Form S-4” and, together with the Original Form S-4, the “Form S-4”). Each of Parent and the Company shall use its reasonable best efforts to have the Amended Form S-4 declared effective by the SEC, and to keep the Amended Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall furnish to the Company all information relating to Parent as may be reasonably requested by the Company in connection with any such action and the preparation, filing and mailing of the Amended Joint Proxy Statement/Prospectus and the Company shall furnish to Parent all information relating to the Company as may be reasonably requested by Parent in connection with any such action and the preparation and filing of the Amended Joint Proxy Statement/Prospectus and the Amended Form S-4. Subject to applicable Law, as promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Amended Joint Proxy Statement/Prospectus and the Amended Form S-4 or that the Company and Parent may commence mailing the Amended Joint Proxy Statement/Prospectus, each of the Company and Parent shall use its reasonable best efforts to cause the Amended Joint Proxy Statement/Prospectus to be distributed to the stockholders of the Company and the shareholders of Parent (as applicable). No filing of, or amendment or supplement to the Amended Joint Proxy Statement/Prospectus or the Amended Form S-4, as applicable, shall be made by the Company or Parent, as applicable, and no response to any comments of the SEC or its staff with respect thereto shall be submitted by the Company or Parent, as applicable, without providing the other party a reasonable opportunity to review and comment thereon and giving due consideration to inclusion in the Amended Joint Proxy Statement/Prospectus or Amended Form S-4, as applicable, or any such response, comments reasonably proposed by either party. Both parties shall notify the other party promptly of the receipt of any comments from the staff of the SEC with respect to the Amended Joint Proxy Statement/Prospectus or the Amended Form S-4, as applicable, and of any request by the staff of the SEC for amendments or supplements to the Amended Joint Proxy Statement/Prospectus or Amended Form S-4, as applicable, or for additional information. The Company or Parent, as applicable, shall respond promptly to any comments or requests from the staff of the SEC and shall supply the other party with copies of all correspondence between such party or any of its Representatives, on the one hand, and the staff of the SEC, on the other hand, with respect to the Amended Joint Proxy Statement/Prospectus or the Amended Form S-4.

(b)
None of the information supplied or to be supplied by the Company or Parent for inclusion or incorporation by reference into (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement/Prospectus will, at the date of distribution to stockholders of the Company, at the time of the Company Stockholders Meeting to be held in connection with the Merger, at the date of distribution to shareholders of Parent and at the time of the Parent Stockholders Meeting to be held in connection with the Issuance, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; providing, that, in each case of (i) and (ii), neither party shall be responsible or liable for any statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference therein. If at any time prior to obtaining the Requisite Company Stockholder Vote or the Requisite Parent Stockholder Vote any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4, as applicable, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, distributed to the stockholders of the Company and to the shareholders of Parent.
(c)
Each of the Company and Parent shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the requirements of the Exchange Act and Securities Act, as the case may be, and the rules and regulations of the SEC thereunder, except that no representation or warranty shall be made by either party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4. Parent and the Company shall make any other necessary filings with respect to the Merger under the Securities Act and Exchange Act and the rules and regulations thereunder.

(d)
Each party will advise the other party promptly after it receives notice thereof, of the time when the Form S-4 becomes effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4.
Section 6.2
Company Stockholders Meeting; Parent Stockholders Meeting.
(a)
The Company has previously duly called, and given notice of, and shall convene and hold a meeting of the holders of Company Common Stock in accordance with the Constituent Documents of the Company for the purpose of obtaining the Requisite Company Stockholder Vote and such other matters as the Company Board may decide (the “Company Stockholders Meeting”); provided, however, that the Company shall be permitted to delay or postpone convening the Company Stockholders Meeting if in the good faith judgment of the Company Board (after consultation with its outside legal counsel) such delay or postponement of the Company Stockholders Meeting is consistent with its statutory duties under applicable Law; and (ii) subject to Section 6.3(d), include in the Joint Proxy Statement/Prospectus the Company Board Recommendation.
(b)
Parent has previously duly called, and given notice of, and shall convene and hold a meeting of the shareholders of Parent in accordance with the Constituent Documents of Parent for the purpose of obtaining the Requisite Parent Stockholder Vote and such other matters as the Parent Board may decide (the “Parent Stockholders Meeting”); provided, however, that Parent shall be permitted to delay or postpone convening the Parent Stockholders Meeting if in the good faith judgment of the Parent Board (after consultation with its outside legal counsel) such delay or postponement of the Parent Stockholders Meeting is consistent with its statutory duties under applicable Law; and (ii) include in the Joint Proxy Statement/Prospectus the Parent Board Recommendation.
Section 6.3
No Solicitation.
(a)
As of May 4, 2021, the Company has, and has caused the Company Subsidiaries and the directors, officers and employees of the Company and the Company Subsidiaries to, and has directed and used its reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal. Promptly after the execution of the Original Agreement, but not later than within three (3) Business Days, the Company did, and did direct its Representatives to, request that each Person (if any) that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Takeover Proposal promptly return to the Company or destroy all non-public documents and materials furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement. Except as permitted by Section 6.3(b), the Company shall not, and shall cause each of the Company Subsidiaries and the directors, officers and employees of the Company and the Company Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its other Representatives not to, directly or indirectly (i) initiate or solicit, or knowingly facilitate or encourage the making of any proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (ii) engage in or otherwise participate in any discussions or negotiations that would reasonably be expected to lead to a Takeover Proposal, or provide any access to its properties, books or records or any non‑public information to any Person relating to the Company or any of its Subsidiaries in connection with the foregoing, (iii) enter into any other acquisition agreement, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet, merger agreement or similar contract with respect to a Takeover Proposal, (iv) agree to, approve, endorse, declare advisable, recommend or consummate any Takeover Proposal or (v) authorize, commit to, agree or publicly propose to do any of the foregoing (except to notify such Person of the existence of the provisions of this Section 6.3). Notwithstanding anything to the contrary contained herein, the Company shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person if (i) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with its statutory duties under applicable Law and (ii) absent such action by the Company, the applicable provisions would prevent any Person or group from making a Takeover Proposal privately to the Company Board; provided that the Company promptly (and in any event within forty-eight (48) hours thereafter) provides written notice to Parent thereof (including the identity of such counterparty) after granting any such limited termination, waiver, amendment, modification or failure to enforce. The Company agrees that any material violations of the restrictions set forth in this Section 6.3(a) by any Representative of the Company shall be deemed to be a breach by the Company.

(b)
Notwithstanding the provisions of the second sentence of Section 6.3(a), at any time prior to obtaining the Requisite Company Stockholder Vote, in response to an unsolicited written Takeover Proposal received after the execution and delivery of this Agreement which did not arise as a result of a breach, in any material respect, of the Company’s obligations under Section 6.3(a), (i) the Company and its Representatives may contact the Person or group of Persons making such Takeover Proposal (and its Representatives) to clarify the terms and conditions thereof and (ii) if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such actions would, or would be reasonably likely to, be inconsistent with its statutory duties under applicable Law, the Company and its Representatives may (A) furnish information with respect to the Company and the Company Subsidiaries to the Person or group of Persons making such Takeover Proposal (and its Representatives), provided that (1) prior to so furnishing such information the Company has entered into a confidentiality agreement with such Person or group of Persons on terms not less restrictive in the aggregate to such Person or group of Persons than the provisions of the Confidentiality Agreement are to Parent, its Affiliates and their respective Representatives and (2) all such information has previously been provided or made available to Parent or its Representatives or is provided or made available to Parent or its Representatives prior to or substantially concurrently with the time it is provided to such Person or group of Persons; and (B) participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.
(c)
Except as permitted by Section 6.3(d), neither the Company Board nor any committee thereof shall (i) withdraw (or modify or qualify in a manner adverse to Parent) the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Takeover Proposal (any action described in these clauses (i), (ii) or (iii) being referred to as a “Recommendation Withdrawal”), or (iv) allow the Company or any of the Company Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar Contract (other than a confidentiality agreement in accordance with Section 6.3(b)) providing for, with respect to, or in connection with, any Takeover Proposal; provided, however, that (A) the delivery by the Company, the Company Board or any committee thereof of any notice specified in Section 6.3(e) shall not be deemed to be or constitute a Recommendation Withdrawal and (B) the provision of factual information by the Company to its stockholders shall not be deemed to be or constitute a Recommendation Withdrawal so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or inconsistent with the Company Board Recommendation in any material respect.

(d)
Notwithstanding the provisions of Section 6.3(c), at any time prior to obtaining the Requisite Company Stockholder Vote, and subject in each case to the prior compliance with Section 6.3(e), (i) the Company Board may make a Recommendation Withdrawal following the occurrence of an Intervening Event if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would, or would be reasonably likely to, be inconsistent with its statutory duties under applicable Law; or (ii) without limiting the effect of the Section 6.3(c) proviso and Section 6.3(d)(i) and the rights provided for thereunder, in response to a written Takeover Proposal that the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, the Company may make a Recommendation Withdrawal and/or terminate this Agreement pursuant to Section 8.1(d)(ii) and this Section 6.3(d)(ii) and, concurrently with such termination, may enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(d)(ii) and this Section 6.3(d)(ii), and any such purported termination shall be void and of no force or effect, unless the Company pays to Parent the fee payable pursuant to Section 8.3(b) prior to or concurrently with such termination.
(e)
Notwithstanding anything to the contrary contained in this Agreement, the Company Board may not make a Recommendation Withdrawal or terminate this Agreement pursuant to Section 8.1(d)(ii) and Section 6.3(d)(ii), unless (i) if such Recommendation Withdrawal is not being made as a result of a Superior Proposal, the Company shall have provided to Parent three (3) Business Days prior written notice advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail or (ii) if such Recommendation Withdrawal or termination is being made as a result of a Superior Proposal, (A) the Company shall have provided to Parent three (3) Business Days prior written notice advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail as well as the material terms and conditions of any Superior Proposal (including the identity of the Person making such Superior Proposal and copies of all documents or correspondence evidencing such Superior Proposal), (B) during such three (3) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent regarding any amendment to this Agreement proposed in writing by Parent and (C) at the end of such three (3) Business Day period such Takeover Proposal continues to constitute (in the good faith judgment of the Company Board after consultation with its financial advisors and outside legal counsel) a Superior Proposal. Any amendment to the financial terms or any other material change to the terms of a Superior Proposal shall require the Company to deliver a new written notice and the Company shall be required to comply again with the requirements of clauses (A) – (C) above; provided, however, that references to the three (3) Business Day period above shall then be deemed to be references to a two (2) Business Day period following receipt by Parent of any such new written notice.

(f)
In addition to the obligations of the Company set forth in the other provisions of this Section 6.3, the Company shall as promptly as practicable (and in any event within 24 hours after receipt) advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any material changes thereto) and the identity of the Person making the Takeover Proposal. The Company shall thereafter keep Parent reasonably informed on a current basis of the status of any such Takeover Proposal (including any material change to the terms thereof).
(g)
Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its statutory duties under applicable Law or (iii) informing any Person of the existence of the provisions contained in this Section 6.3; provided that any Recommendation Withdrawal may only be made in accordance with Section 6.3(d); it being understood that a “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of the Company) shall not be deemed to be or constitute a Recommendation Withdrawal.
(h)
For purposes of this Agreement:
“Intervening Event” means a material event, occurrence, development or change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which was unknown to, nor reasonably foreseeable by, the Company Board (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the Company Board) as of the date of this Agreement and becomes known to or by the Company Board prior to the time the Requisite Company Stockholder Vote is obtained; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of a Takeover Proposal or any matter relating thereto or consequence thereof and (ii) changes in the market price or trading volume of the Company Shares or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (ii)).

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (other than Parent or any of its Subsidiaries) relating to, in a single transaction or series of transactions, (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (other than Parent or any of its Subsidiaries) of shares of Company Common Stock representing more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) that, if consummated in accordance with its terms, would result in such Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company as a result of which the holders of the Company Common Stock immediately prior to the consummation of such transaction would cease to hold at least eighty percent (80%) of the total voting power of the Company or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction.
“Superior Proposal” means any unsolicited bona fide written Takeover Proposal that did not result from a breach, in any material respect, of this Section 6.3 that the Company Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, and taking into consideration, among other things, all legal, financial, regulatory, timing and other aspects and risks of the proposal (including required conditions) and the Person making the proposal and all of the other terms, conditions and other aspects of such Takeover Proposal and this Agreement that the Company Board (or any committee thereof) deems relevant, to be (i) more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including, if applicable, any revisions to this Agreement made or proposed in writing by Parent in accordance with Section 6.3(e)) and (ii) reasonably likely of being consummated on the terms so proposed; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.
Section 6.4
Access to Information. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.1, each party shall, and shall cause each of its Subsidiaries to, afford the Representatives of the other party reasonable access (which may be limited to remote access due to COVID-19 Measures) during normal business hours to their and their Subsidiaries’ properties, books, records, Contracts and personnel, and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to the other party (a) a copy of each report, schedule and other document filed, furnished, published or announced by it during such period pursuant to the requirements of federal or state securities Laws or any Governmental Entity and (b) all other information concerning such party’s and its Subsidiaries’ business, properties and personnel as the other party may reasonably request; provided that the non-requesting party may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with such non-requesting party or to the extent required by applicable Law. All such access shall be subject to (i) reasonable restrictions imposed from time to time with respect to the provision of privileged communications or any applicable confidentiality agreement with any Person (provided that the parties will use commercially reasonable efforts to provide access to any such materials in such a way that does not jeopardize the application of the attorney-client privilege, attorney work product doctrine, or any other privilege, or violate any applicable confidentiality agreement) and (ii) restrictions in accordance with guidelines reasonably necessary in response to or related to COVID-19. In conducting any inspection of any properties of any party and its Subsidiaries, the inspecting parties and their Representatives shall not (A) interfere with the business of the other party or any of its Subsidiaries conducted at such property or (B) damage any property or any portion thereof. Prior to the Effective Time, no party or its Representatives shall have the right to conduct environmental testing or sampling at any of the facilities or properties of any other party or any of its Subsidiaries. All information obtained pursuant to this Section 6.4 shall continue to be governed by the Confidentiality Agreement and the Company Confidentiality Agreement, as applicable, each of which shall remain in full force and effect in accordance with its terms. No investigation pursuant to this Section 6.4 shall affect the representations and warranties or conditions to the obligations of the parties contained herein.

Section 6.5
Reasonable Best Efforts.
(a)
Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, the actions and to do, or cause to be done, the things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the transactions contemplated hereby as soon as reasonably practicable after the date of this Agreement (and in any event no later than the Outside Date), including (i) using reasonable best efforts to take, or cause to be taken, the actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) preparing and filing as promptly as practicable all documents to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits contemplated by this Agreement, and (iii) taking the reasonable steps as may be necessary or advisable to make all necessary filings and obtain all such consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits (including providing all necessary information and documentary material and providing personnel as necessary to attend any regulatory meetings, hearings or other proceedings).
(b)
To the extent permissible under applicable Law or any rule, regulation or restriction of any Governmental Entity, each of the Company, Parent and Merger Sub shall, in connection with the efforts referenced above to obtain all requisite approvals, clearances and authorizations for the transactions contemplated hereby, use its reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any private party, (ii) keep the other parties apprised of the status of matters relating to completion of the transactions contemplated hereby and promptly inform the other parties of any communication (including the initiation of any proceeding) received by such party from any Governmental Entity and any material communication received from any private party, in each case, in connection with any pending or threatened litigation regarding any of the transactions contemplated hereby, (iii) permit the other parties, or the other parties’ legal counsel, to review any filing, submission or other communication given by it to any Governmental Entity or, in connection with any pending or threatened litigation by any private party, with any other Person and to receive final versions of the same (it being understood that each party shall, without limitation, have the right to review in advance, subject to applicable Laws relating to the exchange of information, all of the information relating to such party, and any of its respective Subsidiaries, which appears in any filing made with, or materials submitted to, any third party or any Governmental Entity, with respect to this Agreement or the Merger), (iv) consult with the other parties in advance of any meeting, conference, conference call, discussion or communication with, any such Governmental Entity or, in connection with any proceeding by any private party, with any other Person and (v) to the extent permitted by such Governmental Entity or other Person, give the other parties the opportunity to attend and participate in such meetings, conferences, conference calls, discussions and communications. Notwithstanding the foregoing, the obligations set forth in this Section 6.5(b) shall not apply to any Transaction Litigation, which is the subject of Section 6.18.

(c)
If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law, each of the Company, Parent and Merger Sub shall, subject to Section 6.18 in the event of any Transaction Litigation, use its reasonable best efforts to resolve any such objections or challenges as such Governmental Entity or private party may have to such transactions under such applicable Law so as to permit consummation of the transactions contemplated hereby on the terms set forth in this Agreement as soon as reasonably practicable after the date of this Agreement (and in any event no later than the Outside Date).
Section 6.6
Employee Matters.
(a)
Until the first anniversary of the Effective Time, the Surviving Entity shall provide, or cause to be provided, continued employment for those individuals who were employees of the Company and the Company Subsidiaries immediately prior to the Effective Time except as set forth on Section 6.6(a) of the Company Disclosure Schedule (the “Continuing Employees”) and shall provide, or cause to be provided, each Continuing Employee with (i) a base salary or base wages at an annual rate that is no less than the annual rate of the base salary or base wages provided to such Continuing Employee immediately prior to May 4, 2021, (ii) an annual bonus and other cash-based incentive compensation target that is no less than the annual bonus and other cash-based incentive compensation target compensation provided to such Continuing Employee immediately prior to May 4, 2021, (iii) a long-term equity incentive compensation opportunity with a value that is not less than any long term equity incentive compensation provided to such Continuing Employee immediately prior to May 4, 2021, and (iv) employee benefits that are, in the good faith judgment of Parent, either (x) in the aggregate no less favorable than the employee benefits provided by the Company or the applicable Company Subsidiary to the Continuing Employees immediately prior to May 4, 2021 or (y) substantially comparable to the employee benefits provided by Parent or the applicable Subsidiary to similarly situated employees of Parent or the applicable Subsidiary. Notwithstanding anything to the contrary, nothing herein shall be deemed to restrict the right of Parent or the Surviving Entity to terminate the employment of any such Continuing Employee for Cause (as defined in such Continuing Employee’s Company Employment Agreement, or, to the extent such Continuing Employee is not party to a Company Employment Agreement, as defined in the Company’s Change in Control Severance Plan, effective January 1, 2021 (the “CIC Severance Plan”)).

(b)
The Surviving Entity shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Entity that a Continuing Employee is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such Continuing Employee participated, (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize service prior to the Effective Time with the Company and any of the Company Subsidiaries for purposes of eligibility to participate and vesting and level of benefits (but not for purposes of benefits accrual under any defined benefit pension plan) to the same extent such service was recognized by the Company or any of the Company Subsidiaries under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.
(c)
From and after the Effective Time, except as otherwise agreed in writing between Parent and a Company employee, Parent will cause the Surviving Entity and its Subsidiaries to honor, in accordance with its terms (including any rights of amendment, modification or termination provided therein) the existing Company Employment Agreements, and all obligations thereunder in effect as of the Effective Time. Effective immediately upon the Effective Time, the Surviving Entity will terminate the employment of the two individuals set forth on Section 6.6(a) of the Company Disclosure Schedule in a manner that the parties acknowledge and agree will entitle such individuals to termination and severance compensation and benefits, as applicable, under the Company Employment Agreements (or, as applicable, the Company Benefit Plans).
(d)
Notwithstanding anything herein to the contrary, any Continuing Employee who is not a party to a Company Employment Agreement and whose employment is terminated by the Company without Cause (as defined in the CIC Severance Plan) between the twelfth (12th) month anniversary of the Effective Time and the thirteenth (13th) month anniversary of the Effective Time shall be entitled to severance pay and benefits no less favorable than the severance pay and benefits such Continuing Employee would have been entitled to pursuant to the CIC Severance Plan and otherwise on the same terms and conditions as set forth in the CIC Severance Plan. For the avoidance of doubt, a Continuing Employee who is not a party to a Company Employment Agreement and voluntary leaves employment at any time after the Effective Time (other than as a result of a failure of the Surviving Entity to comply with the first sentence of this Section 6.6(d)), or is terminated by the Company for Cause (as defined in the CIC Severance Plan) will not be entitled to any severance payments or benefits.

(e)
To the extent requested in writing by Parent at least 20 days prior to the Effective Time, the Company shall take all actions that may be necessary to terminate participation in the Company 401(k) Plan at least one day prior to the Effective Time. If the Company terminates participation in the Company 401(k) Plan in accordance with the preceding sentence, (1) prior to the Effective Time and thereafter (as applicable), the Company and Parent shall take any and all actions as may be required, including amendments to the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) in the form of cash, or notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan and (2) each Continuing Employee shall become a participant in the Parent 401(k) Plan on the Closing Date (giving effect to the service crediting provisions of Section 6.6(b)); it being agreed that there shall be no gap in the ability for Continuing Employees to participate in a tax-qualified defined contribution plan.
(f)
Nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan or any employee benefit plan of Parent or any of its Subsidiaries, or (ii) subject to the requirements of this Section 6.6, shall limit the right of Parent or the Surviving Entity or any of its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date. The parties hereto acknowledge and agree that all provisions contained in this Section 6.6 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, creates any third party beneficiary or other rights in any other Person, including, without limitation, any current or former employees or directors of the Company or its Subsidiaries, any participant in any Company Benefit Plan or in any employee benefit plan of the Surviving Entity or Parent, or any dependent or beneficiary thereof.
Section 6.7
Expenses. Except as set forth in Section 8.3(f) and Section 8.3(g), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of the Requisite Company Stockholder Vote and the Requisite Parent Stockholder Vote.
Section 6.8
Directors’ and Officers’ Indemnification and Insurance.
(a)
From and after the Effective Time, Parent shall, and shall cause the Surviving Entity to, to the fullest extent permitted by Law (including to the fullest extent authorized or permitted by any amendments to or replacements of the MGCL or the LLC Act adopted after May 4, 2021 that increase the extent to which a corporation may indemnify its officers and directors), indemnify, defend and hold harmless (and advance expenses, provided the Person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances if it is ultimately determined that such Person is not entitled to indemnification) the present and former directors and officers of the Company and the Company Subsidiaries, and any fiduciaries under any Company Benefit Plan (each an “Indemnified Party”), against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of (in whole or in part), relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the Effective Time, including the approval of this Agreement or the transactions contemplated hereby or arising out of or pertaining to the transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time.

(b)
From and after the Effective Time, Parent, the Surviving Entity and the Indemnified Parties shall cooperate in the defense of any actual or threatened claim, action, suit, proceeding or investigation relating to any circumstances, developments or matters in existence at or prior to the Effective Time, or acts or omissions occurring at or prior to the Effective Time for which indemnification could be sought by an Indemnified Party hereunder and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. From and after the Effective Time, Parent and the Surviving Entity shall not settle, compromise or consent to the entry of any judgment with respect to any actual or threatened claim, action, suit, proceeding or investigation described in the preceding sentence unless: (i) such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim; (ii)(A) such settlement, compromise or consent does not provide for any acknowledgement of fault or wrongdoing by any Indemnified Party and (B) the Surviving Entity reaffirms in writing its obligations to each Indemnified Party under this Section 6.8; or (iii) each Indemnified Party otherwise consents in writing to such settlement, compromise or consent (such consent not to be unreasonably withheld).
(c)
The Constituent Documents of the Surviving Entity shall include provisions for indemnification, advancement of expenses and exculpation of the Indemnified Parties on the same basis as set forth in the Constituent Documents of the Company in effect on May 4, 2021. Following the Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, maintain in effect the provisions in its Constituent Documents providing for indemnification, advancement of expenses and exculpation of Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under applicable Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would enlarge the scope of the Indemnified Parties’ indemnification rights thereunder.
(d)
If Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Entity or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or clause (ii) of this sentence so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume all of the obligations set forth in this Section 6.8.

(e)
From and after the Effective Time, Parent and the Surviving Entity shall comply with, and shall not, directly or indirectly, amend, modify, limit or terminate the advancement of expenses, exculpation and indemnification provisions of the agreements listed on Section 6.8(e) of the Company Disclosure Schedule between the Company and any of the Indemnified Parties, or any such provisions contained in the Surviving Entity’s Constituent Documents.
(f)
This Section 6.8 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent and the Surviving Entity. Each Indemnified Party shall be a third-party beneficiary of this Section 6.8, and entitled to enforce the covenants contained in this Section 6.8. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.8 that is denied by Parent and/or the Surviving Entity, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification, then Parent or the Surviving Entity shall pay such Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against Parent and/or the Surviving Entity. The rights of the Indemnified Parties under this Section 6.8 shall be in addition to any rights such Indemnified Parties may have under the Constituent Documents of the Company, the Constituent Documents of any of the Company Subsidiaries or the Surviving Entity or under any applicable Contracts, insurance policies or Laws.
(g)
Following the Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, maintain with reputable and financially sound carriers the extension of the Company’s existing D&O Insurance, for a claims reporting or discovery period (whichever is greater) of six (6) years from and after the Effective Time with respect to any claim arising from facts or events that existed or occurred at or prior to the Effective Time with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided under the Company’s existing D&O Insurance.
Section 6.9
Public Announcements. The parties agree that the Company and Parent shall issue a joint initial press release concerning this Agreement and the transactions contemplated hereby, which initial press release shall be approved in advance by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (with respect to public statements, only to the extent practicable) with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation (with respect to public statements, only to the extent practicable), except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that the restrictions set forth in this Section 6.9 shall not apply to any release or public statement (a) made or proposed to be made by the Company in accordance with Section 6.3 or (b) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby.

Section 6.10
Notification. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect (as applicable), (b) any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to Closing in Article VII and (c) any action, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby. Failure to comply with this Section 6.10 shall not result in the failure of any condition under Article VII to be satisfied, unless such condition would have otherwise been satisfied but for such failure to comply with this Section 6.10.
Section 6.11
Section 16(b). The Company and Parent shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company or acquisitions of equity securities of Parent (and, in each case, derivative securities) in connection with the transactions contemplated hereby by each individual who is a director or executive officer of the Company or Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.12
Listing of Parent Common Stock. Parent shall use its reasonable best efforts to cause prior to the Effective Time the shares of Parent Common Stock to be issued pursuant to this Agreement to be approved for listing, upon official notice of issuance, on the NYSE.
Section 6.13
Delisting of Company Shares. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Shares from NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.
Section 6.14
Affiliate Letter. On or prior to the date of the Company Stockholders Meeting, the Company will deliver to Parent a letter (the “Company Affiliate Letter”) identifying all persons who are “affiliates” of the Company for purposes of Rule 145 under the Securities Act (“Rule 145”). On or prior to the Closing Date, the Company will use all reasonable efforts to cause each person identified as an “affiliate” in the Company Affiliate Letter to deliver a written agreement, in form and substance reasonably acceptable to Parent, in connection with restrictions on affiliates under Rule 145.
Section 6.15
Dividends.
(a)
In the event that a distribution with respect to shares of Company Common Stock permitted under the terms of this Agreement has a record date prior to the Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of Company Common Stock on the Closing Date immediately prior to the Effective Time. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on Company Common Stock so that holders of Company Common Stock do not receive both a dividend permitted by Section 5.1(b)(ii) and a dividend permitted by Section 5.2(b)(ii).

(b)
In the event that a distribution with respect to shares of Parent Common Stock permitted under the terms of this Agreement has a record date prior to the Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of Parent Common Stock on the Closing Date immediately prior to the Effective Time.
(c)
In the event that either the Company or Parent shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 5.1(b)(ii) or Section 5.2(b)(ii), respectively, it shall provide the other party with at least fifteen (15) days advance written notice prior to taking such action, and such other party shall be entitled to declare and pay a dividend per share (i) in the case of the Company, to the holders of Company Common Stock in an amount per share of Company Common Stock equal to the product obtained by multiplying (A) the dividend declared by Parent with respect to each share of Parent Common Stock by (B) the Common Exchange Ratio and (ii) in the case of Parent, to holders of Parent Common Stock in an amount per share of Parent Common Stock equal to the quotient obtained by dividing (x) the dividend declared by the Company with respect to each share of Company Common Stock by (y) the Common Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 6.15(c) shall be prior to the Closing Date.
(d)
In the event that the Company shall declare or pay any dividend or other distribution that is expressly permitted pursuant to Section 5.1(b)(ii)(A) (other than (i) any such dividend or distribution declared prior to May 4, 2021 and (ii) the first such dividend or distribution declared after May 4, 2021), the Company shall provide Parent with at least fifteen (15) days advance written notice prior to taking such action, and Parent shall be entitled to declare and pay a dividend per share to holders of Parent Common Stock in an amount per share of Parent Common Stock equal to the quotient obtained by dividing (x) the dividend declared by the Company with respect to each share of Company Common Stock by (y) the Common Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 6.15(d) shall be prior to the Closing Date.
Section 6.16
Takeover Statutes. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the Constituent Documents of the Company and Parent on the Merger and the other transactions contemplated by this Agreement.

Section 6.17
Tax Matters.
(a)
Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by executing and delivering the tax representation letters referred to herein. Provided that the Company shall have received the opinion of counsel referred to in Section 7.3(f) and Parent shall have received the opinion of counsel referred to in Section 7.2(f), the parties shall treat the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and no party shall take any position for Tax purposes inconsistent therewith, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), reporting consistently for all federal, state, and local income Tax or other purposes; provided that, for the avoidance of doubt, nothing in this Section 6.17 shall prevent any party or any of their respective Affiliates from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Entity with respect to the foregoing. Neither Parent nor the Company shall take any action that would, or fail to take any action the failure of which would, reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
(b)
Parent shall use its reasonable best efforts to (i) obtain or cause to be provided the opinions referred to in Section 7.2(f) and Section 7.3(e), (ii) obtain an opinion of counsel consistent with the opinion of counsel referred to in Section 7.2(f), but dated as of the effective date of the Form S-4, if and to the extent required for the Form S-4 to be declared effective by the SEC, (iii) deliver to Parent Tax Counsel (or other tax counsel to Parent delivering the opinion described in Section 7.2(f)) and Company Tax Counsel (or other tax counsel to the Company delivering the opinion described in Section 7.3(f)), a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of Parent, in form and substance as set forth in Section 6.17(b)(i) of the Parent Disclosure Schedule, containing representations of Parent reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in Section 7.2(f) and Section 7.3(f), and (iv) deliver to Parent Tax Counsel (or other tax counsel to Parent delivering the opinion described in Section 7.3(e)), a tax representation letter, dated as of the Closing Date (and, if applicable, the effective date of the Form S-4) and signed by an officer of Parent, in form and substance as set forth in Section 6.17(b)(ii) of the Parent Disclosure Schedule, containing representations of Parent reasonably necessary or appropriate to enable such counsel to render the tax opinion described in Section 7.3(e). The tax representations letters described in clause (iii) and (iv) above shall also be provided to the Company, and for purposes of the opinion required by Section 7.3(f), the Company may rely on the representation letter provided pursuant to clause (iii) above in connection with making the representations in the tax representation letter provided to Company Tax Counsel for purposes of the opinion to be issued pursuant to Section 7.3(f).
(c)
The Company shall use its reasonable best efforts to (i) obtain or cause to be provided the opinions referred to in Section 7.2(e) and Section 7.3(f), (ii) obtain an opinion of counsel consistent with the opinion of counsel referred to in Section 7.3(f), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, (iii) deliver to Company Tax Counsel (or other tax counsel to the Company delivering the opinion described in Section 7.3(f)) and Parent Tax Counsel (or other tax counsel to Parent delivering the opinion described in Section 7.2(f)), a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of the Company, in form and substance as set forth in Section 6.17(c)(i) of the Company Disclosure Schedule, containing representations of the Company reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in Section 7.2(f) and Section 7.3(f), and (iv) deliver to Venable LLP (or other tax counsel to the Company delivering the opinion described in Section 7.2(e)), a tax representation letter, dated as of the Closing Date (and, if applicable, the effective date of the Form S-4) and signed by an officer of Parent, in form and substance as set forth in Section 6.17(c)(ii) of the Company Disclosure Schedule, containing representations of the Company reasonably necessary or appropriate to enable such counsel to render the tax opinion described in Section 7.2(e). The tax representations letters described in clause (iii) and (iv) above shall also be provided to Parent, and for purposes of the opinion required by Section 7.2(f), Parent may rely on the representation letter provided pursuant to clause (iii) above in connection with making the representations in the tax representation letter provided to Parent Tax Counsel for purposes of the opinion to be issued pursuant to Section 7.2(f).

(d)
Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, Parent shall pay or cause to be paid, without deduction or withholding from any consideration, including the Common Stock Consideration and the Preferred Stock Consideration, or amounts payable to holders of Company Common Shares or Company Preferred Shares, all Transfer Taxes, except as otherwise provided in Section 2.1(d).
(e)
The Company shall cooperate and consult in good faith with Parent with respect to maintenance of the REIT status of the Company. The Company shall distribute cash to its stockholders in its taxable year ending with the Merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending with the Merger (taking into account all distributions made by the Company prior to the Effective Time) such that the Company will not be subject to Tax under Sections 857(b) or 4981 of the Code in respect of its taxable year ending with the Merger.
(f)
On the Closing Date, prior to the Merger, the Company shall deliver to Merger Sub a duly executed certificate of non-foreign status, dated as of the Closing Date, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).
(g)
Parent and the Company shall, upon written request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated in this Agreement.
(h)
Notwithstanding anything to the contrary herein, upon Parent’s written request, the Company shall use its reasonable best efforts to (A) cause any Company Subsidiary set forth in Section 3.6 of the Company Disclosure Schedule (each such Company Subsidiary identified in such written request, a “Converted Entity”) to (i) convert into a limited liability company (or other entity that is disregarded as an entity separate from the Company for U.S. federal income tax purposes) (a “Disregarded Entity”), (ii) merge with and into a Disregarded Entity, and/or (iii) make an election under Treasury Regulations Section 301.7701-3(c) to be disregarded as an entity separate from its owner for U.S. federal income tax purposes, as applicable, in each case, such that, prior to and at the Effective Time, for U.S. federal income tax purposes, such Converted Entity is a Disregarded Entity (and would be a Disregarded Entity without regard to its status as a Qualified REIT Subsidiary), (B) provide such cooperation and assistance as Parent may reasonable request to cause the Company and the Company Subsidiaries to engage in restructuring transactions prior to the Effective Time, including the formation of a new Company Subsidiary, the contribution of the equity interests of a Company Subsidiary to another Company Subsidiary, or causing any Company Subsidiary to merge with and into the Company; provided that neither the Company nor any of the Company Subsidiaries shall be required to take any such action that could adversely affect (i) the Company, the Company Subsidiaries, or the holders of holders of Company Common Shares, Company Preferred Shares, Options and Restricted Stock Awards, (ii) the classification of the Company as a REIT or could subject the Company to any “prohibited transactions” Taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981 (or other material entity-level Taxes) or (iii) the Company’s ability to obtain the opinion of counsel described in Section 7.3(f). With respect to clause (A) in the preceding sentence, within ten (10) days of receiving any such written request, the Company shall notify Parent in writing of any Subsidiary identified in such request with respect to which a conversion, merger, and/or election, as applicable, cannot occur prior to the Effective Time.

(i)
Parent and the Company shall cooperate in good faith with each other and with Parent Tax Counsel and Company Tax Counsel to revise the forms of tax representations letters set forth in Section 6.17(b)(i) and Section 6.17(b)(ii) of the Parent Disclosure Schedule and in Section 6.17(c)(i) and Section 6.17(c)(ii) of the Company Disclosure Schedule to take into account the amendments to the Original Agreement effectuated by this Agreement and in order to enable the rendering of the opinions referenced in Section 6.17(b) and Section 6.17(c).
Section 6.18
Transaction Litigation.
(a)
In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the knowledge of the Company, threatened, against the Company or any members of the Company Board after May 4, 2021 and prior to the Effective Time (“Company Transaction Litigation”), the Company shall promptly notify Parent of any such Company Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to reasonably participate in (but not control) the defense of any Company Transaction Litigation, shall consider in good faith Parent’s advice with respect to such Company Transaction Litigation, and shall not settle or agree to settle any Company Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld); provided that the disclosure of information in connection therewith shall be subject to the provisions of Section 6.4, including attorney-client privilege or other privilege or the work product doctrine; provided further that the Company and Parent agree to provide access to any such materials in such a way that does not jeopardize the application of the attorney-client privilege, attorney work product doctrine, or any other privilege.
(b)
In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the knowledge of Parent, threatened, against Parent or any members of the Parent Board after May 4, 2021 and prior to the Effective Time (“Parent Transaction Litigation” and together with Company Transaction Litigation, “Transaction Litigation”), Parent shall promptly notify the Company of any such Parent Transaction Litigation and shall keep the Company reasonably informed with respect to the status thereof. Parent shall give the Company the opportunity to reasonably participate in the defense of any Parent Transaction Litigation, shall consider in good faith the Company’s advice with respect to such Parent Transaction Litigation, and shall not settle or agree to settle any Parent Transaction Litigation without the Company’s prior written consent (which consent shall not be unreasonably withheld); provided that the disclosure of information in connection therewith shall be subject to the provisions of Section 6.4, including attorney-client privilege or other privilege or the work product doctrine; provided further that the Company and Parent agree to provide access to any such materials in such a way that does not jeopardize the application of the attorney-client privilege, attorney work product doctrine, or any other privilege.

ARTICLE VII
CONDITIONS
Section 7.1
Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by Law, waiver on or prior to the Closing Date of the following conditions:
(a)
Stockholder Approvals.
(i)
The Requisite Company Stockholder Vote shall have been obtained.
(ii)
The Requisite Parent Stockholder Vote shall have been obtained.
(b)
Certain Regulatory Approvals.
(i)
Parent shall have caused the shares of Parent Common Stock to be issued in the Merger and Parent Common Stock to be reserved for issuance upon exercise of Options to have been authorized for listing on the NYSE, subject to official notice of issuance.
(ii)
The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.
(c)
No Injunctions or Restraints, Illegality. No Law shall be in effect and no temporary restraining order, preliminary or permanent injunction or other Order issued by any court in the United States of America or other United States Governmental Entity of competent jurisdiction shall be in effect, having the effect of making consummation of the Merger illegal or otherwise prohibiting consummation of the Merger.

(d)
No Investigation. There shall be no pending, threatened or outstanding investigation or challenge by any Governmental Entity with respect to the transactions contemplated hereby.
Section 7.2
Conditions to Obligations of Parent and Merger Sub.
The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver by Parent on or prior to the Closing Date of the following conditions:
(a)
Representations and Warranties. The representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.5, Section 3.10 and Section 3.23 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); except, in the case of Section 3.5, for inaccuracies that are de minimis. Except for the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.5, Section 3.10 and Section 3.23, each of the representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)
Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.
(c)
No Company Material Adverse Effect. Since May 4, 2021, no Company Material Adverse Effect shall have occurred.
(d)
Officer’s Certificate. Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).
(e)
REIT Opinion. Parent shall have received a written opinion of Venable LLP or other nationally recognized tax counsel to the Company, dated as of the Closing Date and substantially in the form set forth in Section 7.2(e) of the Company Disclosure Schedule, to the effect that, for the Company’s taxable year ended September 30, 2008 and through its taxable year ended September 30, 2020, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation through the date of such opinion has enabled, and its proposed method of operation will continue to enable, the Company to meet the requirements for qualification and taxation as a REIT through the Effective Time, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by the Company.

(f)
Section 368 Opinion. Parent shall have received a written opinion of Parent Tax Counsel, or other nationally recognized tax counsel to Parent, dated as of the Closing Date and substantially in the form set forth in Section 7.2(f) of the Parent Disclosure Schedule, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 6.17.
Section 7.3
Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver by the Company, on or prior to the Closing Date of the following conditions:
(a)
Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2, Section 4.5, Section 4.9 and Section 4.21 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); except, in the case of Section 4.5, for inaccuracies that are de minimis. Except for the representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2, Section 4.5, Section 4.9 and Section 4.21, each of the representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement shall be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b)
Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.
(c)
No Parent Material Adverse Effect. Since May 4, 2021, no Parent Material Adverse Effect shall have occurred.
(d)
Officer’s Certificate. The Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c).
(e)
REIT Opinion. The Company shall have received a written opinion of Parent Tax Counsel, or other nationally recognized tax counsel to Parent, dated as of the Closing Date and substantially in the form set forth in Section 7.3(e) of the Parent Disclosure Schedule, to the effect that, commencing with Parent’s taxable year that ended on December 31, 2016, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current organization and its current and proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by Parent.

(f)
Section 368 Opinion. The Company shall have received a written opinion of Company Tax Counsel, or other nationally recognized tax counsel to the Company, dated as of the Closing Date and substantially in the form set forth in Section 7.3(f) of the Company Disclosure Schedule, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 6.17.
Section 7.4
Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such party’s failure to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated hereby in accordance with Section 6.5 has been a principal cause of the failure of such condition to be satisfied.
ARTICLE VIII
TERMINATION AND AMENDMENT
Section 8.1
Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Stockholder Vote or the Requisite Parent Stockholder Vote (with any termination by Parent also being an effective termination by Merger Sub):
(a)
by mutual written consent of Parent and the Company;
(b)
by either Parent or the Company, if:
(i)
the Merger shall not have been consummated on or before November 24, 2021 (the “Outside Date”); provided, however that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to (A) the Company if its breach of any of its obligations under Section 6.2 or Section 6.3 has been a principal cause of the failure of the Merger to be consummated by the Outside Date or (B) any party whose failure to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated hereby in accordance with Section 6.5 has been a principal cause of the failure of the Merger to be consummated by the Outside Date;
(ii)
any Governmental Entity in the United States of competent jurisdiction issues an Order or takes any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated hereby in accordance with Section 6.5 has been a principal cause of the application or imposition of such Order or action;

(iii)
the Requisite Company Stockholder Vote shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting or at any adjournment or postponement thereof; or
(iv)
the Requisite Parent Stockholder Vote shall not have been obtained upon a vote taken thereon at the Parent Stockholders Meeting or at any adjournment or postponement thereof.
(c)          by Parent:
(i)
if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is reasonably incapable of being cured by the Company by the Outside Date or (B) if reasonably capable of being cured, has not been cured by the Company within forty-five (45) days following written notice to the Company from Parent or Merger Sub of such breach, which notice states Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i), and, in each case, would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder; or
(ii)
prior to the stockholders of the Company having voted upon approval of this Agreement at the Company Stockholders Meeting, if (A) the Company Board shall have resolved to or effected a Recommendation Withdrawal, (B) a tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Takeover Proposal shall have been commenced by a Person who is not Parent or an Affiliate of Parent and the Company Board shall not have publicly announced, within ten (10) Business Days after the commencement of such tender or exchange offer, that the Company recommends rejection of such tender or exchange offer or (C) the Company shall have materially breached its obligations or agreements contained in Section 6.2(a) or Section 6.3.
(d)
by the Company:
(i)
if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is reasonably incapable of being cured by Parent or Merger Sub, as the case may be, by the Outside Date or (B) if reasonably capable of being cured, has not been cured by Parent or Merger Sub, as the case may be, within forty-five (45) days following written notice to Parent or Merger Sub, as the case may be, from the Company of such breach, which notice states the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i), and, in each case, would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder; or
(ii)
prior to obtaining the Requisite Company Stockholder Vote, in accordance with, and subject to the terms and conditions of, Section 6.3(d).

Section 8.2
Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties shall terminate and there shall be no liability on the part of any party with respect thereto, except for the confidentiality provisions of Section 6.4 (Access to Information) and the provisions of Section 6.7 (Expenses), Section 6.9 (Public Announcements), this Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee and Expense Reimbursement) and Article IX (General Provisions), each of which shall survive the termination of this Agreement and remain in full force and effect; provided, however, that subject to Section 8.3(d), neither Parent nor the Company shall be released from any liabilities or damages (including, in the case of claims by the Company, as contemplated by Section 9.5) arising out of any Willful and Material Breach of this Agreement.
Section 8.3
Termination Fee and Expense Reimbursement.
(a)
In the event that this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(c)(i) (provided that with respect to Section 8.1(b)(i) and Section 8.1(c)(i), the Requisite Company Stockholder Vote has not been obtained) and (i) a Takeover Proposal was publicly proposed or announced by any Person (including, without limitation, the Company or the Person making the Takeover Proposal) or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder), in each case after May 4, 2021 and not withdrawn or abandoned as of such termination (in the case of a termination pursuant to Section 8.1(b)(i) or Section 8.1(c)(i)) or the time of the Company Stockholders Meeting (in the case of a termination pursuant to Section 8.1(b)(iii)), and (ii) within twelve (12) months of such termination the Company shall consummate a Takeover Proposal or enter into a definitive agreement for a Takeover Proposal that is subsequently consummated (within such twelve (12)-month period or within six (6) months thereafter) with the Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) that made the Takeover Proposal in sub-clause (i), then, on the date of consummation of such transaction, the Company shall pay or cause to be paid to Parent (or its designees) the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent. For purposes of this Section 8.3(a), each reference to “20%” or “80%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”.
(b)
In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then, prior to or concurrently with such termination, the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent.
(c)
In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), then the Company shall promptly, but in no event later than five (5) Business Days after the date of such termination, pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent.

(d)
The parties agree and understand that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement but subject to Section 8.3(f), (i) if Parent receives the Termination Fee from the Company pursuant to this Section 8.3, such payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and the Company Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates and none of the Company, any of the Company Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided that the foregoing shall not limit the obligations of the Company set forth in the last sentence of this Section 8.3(d); and (ii) if Parent or Merger Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Termination Fee under this Section 8.3, the amount of such Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub in respect of any such breaches of this Agreement. The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. If the Company fails to pay as directed in writing by Parent the Termination Fee due to Parent or Merger Sub pursuant to this Section 8.3 within the time periods specified in this Section 8.3, the Company shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. Notwithstanding the foregoing, nothing herein shall relieve any party from any liability or damages resulting from any fraud or Willful and Material Breach of this Agreement.
(e)
If the Company becomes obligated to pay the Termination Fee under this Section 8.3, then, if requested by Parent, the Company shall deposit into escrow an amount in cash equal to the Termination Fee with an escrow agent selected by the Company that is reasonably acceptable to Parent pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 8.3(e) and otherwise reasonably acceptable to the escrow agent. The Escrow Agreement shall provide that the Termination Fee in escrow or the applicable portion thereof shall be released to Parent on an annual basis based upon the delivery by Parent to the escrow agent of any one (or a combination) of the following: (i) a letter from Parent’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of Parent determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to Parent such maximum amount stated in the accountant’s letter; (ii) a letter from Parent’s counsel indicating that Parent received a private letter ruling from the IRS holding that the receipt by Parent of the Termination Fee would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to Parent the remainder of the Termination Fee; or (iii) a letter from Parent’s counsel indicating that Parent has received a tax opinion from its outside counsel or accountant, respectively, to the effect that the receipt by Parent of the Termination Fee should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to Parent the remainder of the Termination Fee. The Escrow Agreement shall further provide that, at the end of the third calendar year beginning after the date on which the Company’s obligation to pay the Termination Fee arose (or earlier if directed by Parent), any remaining amount then being held in escrow by the escrow agent shall be disbursed to the Company and, in the event the Termination Fee has not by then been paid in full, such unpaid portion shall never be due. The parties agree to cooperate in good faith to amend this Section 8.3(e) at the reasonable request of Parent in order to (A) maximize the portion of the applicable Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve Parent’s chances of securing the favorable private letter ruling from the IRS described in this Section 8.3(e) or (C) assist Parent in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 8.3(e). The Escrow Agreement shall provide that Parent shall bear all costs and expenses under the Escrow Agreement. The Company shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes imposed on the Company in connection therewith).

(f)
In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iii) under circumstances in which the Requisite Stockholder Vote is not obtained, the Company shall reimburse Parent and its Affiliates, no later than two (2) Business Days after submission of reasonable documentation therefor, for all of their out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial advisors, experts and consultants) actually incurred or accrued in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, in an amount not to exceed $10,000,000 (the “Company Expense Reimbursement”). Any payment of the Company Expense Reimbursement shall be made by wire transfer of same-day funds to Parent (or its designee(s)).
(g)
In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iv) under circumstances in which the Requisite Parent Stockholder Vote is not obtained, Parent shall reimburse the Company and its Affiliates, no later than two (2) Business Days after submission of reasonable documentation therefor, for all of their out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial advisors, experts and consultants) actually incurred or accrued in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, in an amount not to exceed $10,000,000 (the “Parent Expense Reimbursement”). Any payment of the Parent Expense Reimbursement shall be made by wire transfer of same-day funds to the Company (or its designee(s)).
Section 8.4
Procedure for Termination. A termination of this Agreement pursuant to Section 8.1 shall, in order to be effective, require in the case of each of Parent and Merger Sub, action by Parent’s board of trustees or, to the extent permitted by Law, the duly authorized designee of its board of trustees, and in the case of the Company, action by the Company Board or, to the extent permitted by Law, the duly authorized designee of the Company Board. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company. A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis for this termination. If more than one provision in Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in Section 8.1 for any termination.

ARTICLE IX
GENERAL PROVISIONS
Section 9.1
Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.
Section 9.2
Disclosures. For purposes of the representations and warranties of Company, Parent and Merger Sub contained herein, disclosure in any section of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, in connection with the Merger of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to all representations or warranties by the Company, Parent or Merger Sub, as applicable, calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, so long as the applicability of such disclosure to any such representations or warranties is reasonably clear on the face of such disclosure. The inclusion of any information in the Company Disclosure Schedule, Parent Disclosure Schedule or other document delivered by the Company, Parent or Merger Sub, as applicable, pursuant to this Agreement or the Original Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 9.3
Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, by facsimile, upon confirmation of receipt, or by email in the form of a .pdf attachment (provided that any such email notice must expressly state that it is an official notice under this Agreement), (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to Parent or Merger Sub, to:

Equity Commonwealth Two North Riverside Plaza Suite 2100 Chicago, IL 60606
Attention:	David A. Helfand Orrin S. Shifrin
Email:	dhelfand@eqcre.com oshifrin@eqcre.com

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP 801 17th Street NW Washington, DC 20006
Attention:	Stuart A. Barr
Email:	stuart.barr@friedfrank.com
Facsimile No:	202-639-7003

If to the Company, to:

Monmouth Real Estate Investment Corporation 101 Crawfords Corner Road, Suite 1405 Holmdel, NJ 07733
Attention:	Michael P. Landy, Chief Executive Officer
Email:	mlandy@mreic.com
Facsimile No:	732-577-9981

with a copy to (which shall not constitute notice):

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038
Attention:	Jeffrey S. Lowenthal James Z. Fang
Email:	jlowenthal@stroock.com jfang@stroock.com
Facsimile No:	212-806-6006

Section 9.4
Interpretation.
(a)
When a reference is made in this Agreement to a Section, clause or Schedule, such reference shall be to a Section or clause of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, will be deemed to refer to August 15, 2021. Whenever the content of this Agreement permits, the masculine gender will include the feminine and neuter genders, and a reference to singular or plural will be interchangeable with the other. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the word “or” is used in this Agreement, it shall be construed in the inclusive sense of “and/or”.
(b)
References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States of America. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears.
(c)
The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice in all material respects” and shall refer to business similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations.
(d)
The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(e)
No summary of this Agreement or Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such Schedule.
(f)
The phrases “delivered,” “made available” and words of similar import, when used in this Agreement, shall mean that the information referred to has been (i) physically or electronically delivered to Parent, Merger Sub, the Company or any of their respective Representatives, as applicable, prior to the date hereof, (ii) posted to the data site maintained by (x) the Company or its Representatives or (y) Parent or its Representatives, as applicable, in connection with the transactions contemplated by this Agreement prior to May 4, 2021 or (iii) filed with or furnished to the SEC and publicly available on the SEC’s EDGAR reporting system prior to the date hereof.
Section 9.5
Counterparts; Effectiveness. This Agreement may be executed and delivered in two (2) or more counterparts, including by facsimile or other form of electronic transmission, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party has received counterparts thereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties.

Section 9.6
Entire Agreement; No Third Party Beneficiaries.
(a)
This Agreement (including any Exhibits), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Company Confidentiality Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.
(b)
This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.8, and (b) from and after the Effective Time, the rights of holders of Company Common Shares, Company Preferred Shares, Options and Restricted Stock Awards to receive the Common Stock Consideration, the Preferred Stock Consideration or other payments set forth in Article II.
(c)
The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.10(b) without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.7
Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy in any jurisdiction, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 9.8
Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
Section 9.9
Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after the Requisite Company Stockholder Vote or the Requisite Parent Stockholder Vote is obtained, but after such approval no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of the Company or by the shareholders of Parent, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.10
Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors or board of trustees, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
Section 9.11
Governing Law and Venue; Waiver of Jury Trial.
(a)
This Agreement and any disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to principles of conflicts of law thereof.
(b)
EACH OF THE PARTIES HERETO IRREVOCABLY (I) AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY EXHIBITS), THE COMPANY DISCLOSURE SCHEDULE, THE PARENT DISCLOSURE SCHEDULE, THE COMPANY CONFIDENTIALITY AGREEMENT OR THE CONFIDENTIALITY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY EXHIBITS), SHALL BE BROUGHT AND EXCLUSIVELY VENUED IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND, NORTHERN DIVISION, OR, ONLY IF THAT COURT LACKS SUBJECT MATTER JURISDICTION, IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND; (II) SUBMITS TO THE PERSONAL JURISDICTION OF THE COURTS REFERRED TO IN THE PRECEDING CLAUSE (I) (AND TO THE JURISDICTION OF ANY COURT TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS); AND (III) WAIVES, AND AGREES NOT TO ASSERT AS A DEFENSE IN ANY SUCH ACTION OR PROCEEDING, LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON-CONVENIENS, AND AGREES NOT TO SEEK TRANSFER TO ANY OTHER VENUE. EACH OF THE PARTIES FURTHER CONSENTS TO THE ASSIGNMENT OF ANY PROCEEDING IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM PURSUANT TO MARYLAND RULE 16-308 (OR ANY SUCCESSOR THERETO). THE PARTIES AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY EXHIBITS) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY EXHIBITS), THE COMPANY DISCLOSURE SCHEDULE, THE PARENT DISCLOSURE SCHEDULE, THE COMPANY CONFIDENTIALITY AGREEMENT OR THE CONFIDENTIALITY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY EXHIBITS). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT (INCLUDING ANY EXHIBITS) BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).
Section 9.12
Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable harm would occur and the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity. Each party hereby waives any requirement for the securing or posting of any bond or other security in connection with such remedy.
Section 9.13
Definitions. As used in this Agreement:
An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.
“Aggregate Merger Consideration” has the meaning set forth in Section 2.1(a).
“Agreement” has the meaning set forth in the preamble hereto.
“Amended Form S-4” has the meaning set forth in Section 6.1(a).
“Amended Joint Proxy Statement/Prospectus” has the meaning set forth in Section 6.1(a).
“Articles of Merger” has the meaning set forth in Section 1.2(b).
“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2(c).

“beneficially own” (and the related term “beneficial ownership”) has the meaning under Section 13(d) of the Exchange Act.
“Book-Entry Shares” has the meaning set forth in Section 1.6(c).
“Business Day” means any day other than a Saturday, a Sunday or any day on which the SEC or banking institutions in the City of New York are authorized or required by Law or executive order to be closed.
“Bylaws” means the Bylaws of the Company, as in effect as of the date of this Agreement.
“Cash Electing Company Share” has the meaning set forth in Section 1.6(b)(i).
“Cash Election” has the meaning set forth in Section 1.6(b)(i).
“Cash Election Amount” has the meaning set forth in Section 1.6(b)(i).
“Cash Fraction” has the meaning set forth in Section 1.6(b)(i).
“Certificate” has the meaning set forth in Section 1.6(c).
“CIC Severance Plan” has the meaning set forth in Section 6.6(a).
“Closing” has the meaning set forth in Section 1.2(a).
“Closing Date” has the meaning set forth in Section 1.2(a).
“Closing Date Market Price” means the volume weighted average price per share of Company Common Stock on the NYSE (as reported by Bloomberg L.P., or, if not reported thereby, by another authoritative source mutual agreed by the parties) for the five (5) consecutive trading days immediately preceding the fifth trading day prior to the Closing Date. The Closing Date Market Price shall be calculated to the nearest one-hundredth of one cent.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Exchange Ratio” means 0.713, appropriately adjusted in accordance with Section 1.9.
“Common Stock Consideration” has the meaning set forth in Section 1.6(b)(iii).
“Company” has the meaning set forth in the preamble hereto.
“Company 401(k) Plan” meant the tax-qualified defined contribution retirement plan sponsored by the Company or in which the Company participates.
“Company Affiliate Letter” has the meaning set forth in Section 6.14.

“Company Benefit Plans” means each written employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any collective bargaining, employment, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract) under which any current or former director, officer or employee of the Company or any of the Company Subsidiaries has any present or future right to benefits, that is maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries or which the Company or any of the Company Subsidiaries has any obligation to maintain, sponsor or contribute, or with respect to which the Company or any of its Subsidiaries would incur any direct or indirect liability under the Code or ERISA or any similar non-U.S. law, whether contingent or otherwise.
“Company Board” has the meaning set forth in the Recitals.
“Company Board Recommendation” has the meaning set forth in Section 3.2(b).
“Company Capitalization Date” has the meaning set forth in Section 3.5(a).
“Company Common Share” has the meaning set forth in Section 1.6(b).
“Company Common Stock” has the meaning set forth in Section 1.6(b).
“Company Confidentiality Agreement” means the confidentiality letter agreement, dated as of April 9, 2021, between the Company and Parent.
“Company Disclosure Schedule” has the meaning set forth in the preamble to Article III.
“Company Employment Agreements” means that certain: (a) Employment Agreement by and between Eugene w. Landy and the Company, dated December 9, 1994, as amended on June 26, 1997, November 5, 2003, April 1, 2008, July 1, 2010, April 9, 2013, January 1, 2014, and July 1, 2015; (b) Amended and Restated Employment Agreement by and between Michael P. Landy and the Company, dated August 24, 2020; and (c) Amended and Restated Employment Agreement by and between Kevin Miller and the Company, dated August 19, 2019 and effective as of January 1, 2019.
“Company Expense Reimbursement” has the meaning set forth in Section 8.3(f).
“Company Financial Advisors” has the meaning set forth in Section 3.16.

“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that (x) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, financial condition, business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be considered in determining whether a Company Material Adverse Effect has occurred: (a) changes or fluctuations in the economy or the securities, capital, credit or financial markets generally in the United States; (b) national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism); (c) changes that are the result of factors generally affecting the real estate industry or the geographic areas in which the Company and the Company Subsidiaries operate; (d) any loss of, or adverse change in, the relationship of the Company or any of the Company Subsidiaries with its lessees, employees, suppliers, financing sources, business partners, regulators or other third parties solely caused by the identity of Parent, the execution of this Agreement or the announcement, negotiation, existence or performance of the transactions contemplated by this Agreement; (e) changes in GAAP, the rules or policies of the Public Company Accounting Oversight Board or any applicable Law or interpretation or application of any of the foregoing after the date of this Agreement; (f) any failure by the Company to meet any internal or external projections, forecasts or estimates of revenues, earnings, cash flow, funds from operations or other metrics for any period; provided that the exception in this clause (f) shall not preclude a determination that any event, change, circumstance or effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; (g) the suspension of trading in securities on the NYSE or a decline in the price, or a change in the trading volume, of the Company Common Stock on the NYSE; provided that the exception in this clause (g) shall not preclude a determination that any event, change, circumstance or effect underlying such suspension or decline has resulted in, or contributed to, a Company Material Adverse Effect; (h) effects resulting from COVID-19, earthquakes, hurricanes, tornados or other weather conditions, natural disasters or force majeure events; (i) any change or announcement of a potential change in the credit rating of the Company or any of the Company Subsidiaries or any of their securities; provided that the exception in this clause (i) shall not preclude a determination that any event, change, circumstance or effect underlying such change or announcement of a potential change has resulted in, or contributed to, a Company Material Adverse Effect; (j) compliance by the Company with the terms of this Agreement, including the failure of the Company to take any action as a result of restrictions in Article V of this Agreement, or any actions taken, or failure to take any action, which Parent has requested in writing or (k) any stockholder litigation or threatened stockholder litigation, in each case, arising from allegations of a breach of duty or similar obligations in connection with this Agreement or the transactions contemplated hereby; provided that the exceptions in clauses (a), (b), (c) and (h) shall apply only to the extent such event, change, circumstance or effect does not (i) relate only to (or have the effect of relating only to) the Company and the Company Subsidiaries or (ii) disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies of similar size operating in the same industry and in similar geographic areas in which the Company and the Company Subsidiaries operate or (y) materially impairs, materially delays or prevents, or would reasonably be expected to materially impair, materially delay or prevent, the Company from consummating the Merger before the Outside Date.
“Company Permits” has the meaning set forth in Section 3.1.
“Company Preferred Share” has the meaning set forth in Section 1.6(e).
“Company Preferred Stock” has the meaning set forth in Section 1.6(e).
“Company Property” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by the Company or any Company Subsidiary as of the date of this Agreement (including all of the Company’s or any Company Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“Company SEC Documents” has the meaning set forth in Section 3.7(a).
“Company Securities” has the meaning set forth in Section 3.5(b).
“Company Shares” has the meaning set forth in Section 1.6(e).
“Company Stockholders Meeting” has the meaning set forth in Section 6.2(a).
“Company Subsidiaries” and “Company Subsidiary” shall have the meanings set forth in Section 3.6.
“Company Subsidiary Partnership” has the meaning set forth in Section 3.17(h).
“Company Subsidiary Securities” has the meaning set forth in Section 3.6.
“Company Tax Counsel” means Stroock & Stroock & Lavan LLP.
“Company Tax Protection Agreements” has the meaning set forth in Section 3.17(h).
“Company Transaction Litigation” has the meaning set forth in Section 6.18(a).
“Confidentiality Agreement” means the confidentiality letter agreement, dated as of February 17, 2021, between the Company and Parent.
“Constituent Documents” means, with respect to any entity, the articles or certificate of incorporation, the bylaws of such entity, or any similar charter or other governing documents of such entity.
“Continuing Employees” has the meaning set forth in Section 6.6(a).
“Contract” means, with respect to any Person, all contracts, agreements, commitments, arrangements, leases and other instruments to which such Person is a party.
“Converted Entity” has the meaning set forth in Section 6.17(h).
“COVID-19” means SARS-CoV-2 or any disease or infections resulting therefrom, including COVID-19 and any mutations thereof.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other similar Laws, directives, guidelines or recommendations by any Governmental Entity, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act.
“D&O Insurance” has the meaning set forth in Section 3.14.
“Disregarded Entity” has the meaning set forth in Section 6.17(h).
“Effective Time” has the meaning set forth in Section 1.2(b).

“Election Deadline” has the meaning set forth in Section 1.8(c).
“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health from exposure to any hazardous substance, natural resource damages or the protection of the environment, including laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of hazardous substances.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
“Escrow Agreement” has the meaning set forth in Section 8.3(e).
“Excess Stock” has the meaning set forth in Section 3.5(a).
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” has the meaning set forth in Section 2.1(a).
“Exchange Fund” has the meaning set forth in Section 2.1(a).
“Expenses” has the meaning set forth in Section 6.7.
“Form of Election” has the meaning set forth in Section 1.8(b).
“Form S-4” has the meaning set forth in Section 6.1(a).
“GAAP” means the United States generally accepted accounting principles.
“Governmental Entity” means any nation or government, any state, agency, commission, or other political subdivision thereof, any regulatory authority or any entity (including a court or arbitrator (public or private)) of competent jurisdiction properly exercising executive, legislative, judicial, taxing or administration functions of the government.
“Incentive Plans” means the Amended and Restated 2007 Incentive Award Plan of the Company, as amended and restated on May 18, 2017 and any other Company employee or director stock option, stock purchase or equity compensation plans, arrangements or agreements.
“Indemnified Party” has the meaning set forth in Section 6.8(a).
“Intellectual Property” means: (a) trademarks, service marks, logos, trade names and trade dress, and all goodwill associated with the foregoing, (b) domain names, (c) copyrights, software and computer programs, (d) patents, (e) trade secrets, (f) know-how, (g) proprietary information and (h) all registrations and applications for registration of any of the foregoing.

“Intervening Event” has the meaning set forth in Section 6.3(h).
“Investment Company Act” means the Investment Company Act of 1940.
“IRS” means the Internal Revenue Service.
“Issuance” has the meaning set forth in the Recitals.
“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 6.1(a).
“knowledge” means (a) with respect to Parent, the actual knowledge of the individuals named in Section 9.1 of the Parent Disclosure Schedule after reasonable inquiry and (b) with respect to the Company, the actual knowledge of the individuals named in Section 9.1 of the Company Disclosure Schedule after reasonable inquiry, in each case, as of May 4, 2021 or the date of this Agreement, as applicable.
“Latest Balance Sheet Date” has the meaning set forth in Section 3.10.
“Law” means any statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity.
“Liens” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), other charge or security interest.
“LLC Act” has the meaning set forth in the Recitals.
“Material Contract” has the meaning set forth in Section 3.22(a).
“Maximum Cash Amount” has the meaning set forth in Section 1.6(b)(i).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 1.6(b)(iii), subject to adjustment pursuant to Section 1.9, if applicable.
“Merger Sub” has the meaning set forth in the preamble hereto.
“MGCL” has the meaning set forth in the Recitals.
“Net Option Share” means, with respect to each Option, the quotient obtained by dividing (a) the difference of (i) the Option Intrinsic Value, less (ii) the aggregate dollar amount of the withholding Tax obligation of the holder of such Option in respect of the Option Intrinsic Value (as contemplated by Section 2.2), by (b) the Closing Date Market Price.
“Net RS Share” means, with respect to each Restricted Stock Award, the quotient obtained by dividing (a) the difference of (i) the Restricted Stock Award Value less (ii) the aggregate dollar amount of the withholding Tax obligation of the holder of such Restricted Stock Award in respect of the Restricted Stock Award Value (as contemplated by Section 2.2), by (b) the Closing Date Market Price.

“Non-Electing Company Share” has the meaning set forth in Section 1.8(b).
“NYSE” means The New York Stock Exchange.
“Option” has the meaning set forth in Section 1.7(a)(i).
“Option Intrinsic Value” means with respect to each Option, the product of (i) the excess, if any, of the Closing Date Market Price over the per share exercise price of such Option, multiplied by (ii) the number of Company Common Shares subject to such Option immediately prior to the Effective Time.
“Order” means any order, writ, award, injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity.
“Original Agreement” has the meaning set forth in the Recitals.
“Original Form S-4” has the meaning set forth in Section 6.1(a).
“Original Joint Proxy Statement/Prospectus” has the meaning set forth in Section 6.1(a).
“other party” means, with respect to the Company, Parent and Merger Sub, and means, with respect to Parent or Merger Sub, the Company, unless the context otherwise requires.
“Outside Date” has the meaning set forth in Section 8.1(b)(i).
“Parent” has the meaning set forth in the preamble hereto.
“Parent 401(k) Plan” has the meaning set forth in Section 6.6(e).
“Parent Benefit Plans” means each written employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any collective bargaining, employment, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract) under which any current or former director, officer or employee of Parent or any of the Parent Subsidiaries has any present or future right to benefits, that is maintained, sponsored or contributed to by Parent or any of the Parent Subsidiaries or which Parent or any of the Parent Subsidiaries has any obligation to maintain, sponsor or contribute, or with respect to which Parent or any of its Subsidiaries would incur any direct or indirect liability under the Code or ERISA or any similar non-U.S. law, whether contingent or otherwise.
“Parent Board” has the meaning set forth in the Recitals.
“Parent Board Recommendation” has the meaning set forth in Section 4.2(b).
“Parent Common Stock” has the meaning set forth in Section 4.5(b).
“Parent Disclosure Schedule” has the meaning set forth in the Preamble to Article IV.

“Parent Expense Reimbursement” has the meaning set forth in Section 8.3(g).
“Parent Financial Advisors” means Goldman Sachs & Co. LLC and BofA Securities, Inc.
“Parent Incentive Plans” has the meaning set forth in Section 4.5(b).
“Parent Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that (x) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, financial condition, business or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be considered in determining whether a Parent Material Adverse Effect has occurred: (a) changes or fluctuations in the economy or the securities, capital, credit or financial markets generally in the United States; (b) national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism); (c) changes that are the result of factors generally affecting the real estate industry or the geographic areas in which Parent and the Parent Subsidiaries operate; (d) any loss of, or adverse change in, the relationship of the Parent or any of the Parent Subsidiaries with its lessees, employees, suppliers, financing sources, business partners, regulators or other third parties solely caused by the identity of the Company, the execution of this Agreement or the announcement, negotiation, existence or performance of the transactions contemplated by this Agreement; (e) changes in GAAP, the rules or policies of the Public Company Accounting Oversight Board or any applicable Law or interpretation or application of any of the foregoing after the date of this Agreement; (f) any failure by Parent to meet any internal or external projections, forecasts or estimates of revenues, earnings, cash flow, funds from operations or other metrics for any period; provided that the exception in this clause (f) shall not preclude a determination that any event, change, circumstance or effect underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect; (g) the suspension of trading in securities on the NYSE or a decline in the price, or a change in the trading volume, of the Parent Common Stock on the NYSE; provided that the exception in this clause (g) shall not preclude a determination that any event, change, circumstance or effect underlying such suspension or decline has resulted in, or contributed to, a Parent Material Adverse Effect; (h) effects resulting from COVID-19, earthquakes, hurricanes, tornados or other weather conditions, natural disasters or force majeure events; (i) any change or announcement of a potential change in the credit rating of Parent or any of the Parent Subsidiaries or any of their securities; provided that the exception in this clause (i) shall not preclude a determination that any event, change, circumstance or effect underlying such change or announcement of a potential change has resulted in, or contributed to, a Parent Material Adverse Effect; (j) compliance by Parent with the terms of this Agreement, including the failure of Parent to take any action as a result of restrictions in Article V of this Agreement, or any actions taken, or failure to take any action, which Parent has requested in writing; or (k) any stockholder litigation or threatened stockholder litigation, in each case, arising from allegations of a breach of duty or similar obligations in connection with this Agreement or the transactions contemplated hereby; provided that the exceptions in clauses (a), (b), (c) and (h) shall apply only to the extent such event, change, circumstance or effect does not (i) relate only to (or have the effect of relating only to) Parent and the Parent Subsidiaries or (ii) disproportionately adversely affect Parent and the Parent Subsidiaries, taken as a whole, compared to other companies of similar size operating in the same industry and in similar geographic areas in which Parent and the Parent Subsidiaries operate or (y) materially impairs, materially delays or prevents, or would reasonably be expected to materially impair, materially delay or prevent, Parent from consummating the Merger before the Outside Date.

“Parent Material Contract” has the meaning set forth in Section 4.20(a).
“Parent Permits” has the meaning set forth in Section 4.1.
“Parent Preferred Stock” has the meaning set forth in Section 4.5(b).
“Parent Property” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by Parent or any Parent Subsidiary as of the date of this Agreement (including all of Parent’s or any Parent Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“Parent SEC Documents” has the meaning set forth in Section 4.6(a).
“Parent Securities” has the meaning set forth in Section 4.5(c).
“Parent Stockholders Meeting” has the meaning set forth in Section 6.2(b).
“Parent Subsidiaries” and “Parent Subsidiary” shall have the meanings set forth in Section 4.11(b).
“Parent Subsidiary Partnership” has the meaning set forth in Section 4.16(h).
“Parent Tax Counsel” means Fried, Frank, Harris, Shriver and Jacobson, LLP.
“Parent Tax Protection Agreements” has the meaning set forth in Section 4.16(h).
“Parent Transaction Litigation” has the meaning set forth in Section 6.18(b).
“parties” has the meaning set forth in the preamble hereto.
“Per Share Cash Election Consideration” has the meaning set forth in Section 1.6(b)(i).
“Permitted Liens” means (a) any Liens for Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ or other similar Liens, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) Liens that do not, individually or in the aggregate, materially impair the continued use or operation of the property to which they relate or the conduct of the business of the Company and the Company Subsidiaries as conducted on the date of this Agreement, (e) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business and which is not yet due and payable or which is being contested in good faith and by appropriate proceedings and (f) immaterial easements, rights of way or other similar matters or restrictions or exclusions that would be shown by a current title report or other similar report.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity or group (as such term is defined in the Exchange Act).
“Preferred Stock Consideration” means the amount of $25.00 plus all accumulated and unpaid accrued dividends to, but not including, the Closing Date, per share of Company Preferred Stock.
“Qualified REIT Subsidiary” has the meaning set forth in Section 3.6.
“Qualifying REIT Income” has the meaning set forth in Section 8.3(e).
“Recommendation Withdrawal” has the meaning set forth in Section 6.3(c).
“Reference Price” means the volume weighted average price per share of Parent Common Stock on the NYSE (as reported by Bloomberg L.P., or, if not reported thereby, by another authoritative source mutual agreed by the parties) for the five (5) consecutive trading days immediately preceding the fifth trading day prior to the Closing Date. The Reference Price shall be calculated to the nearest one-hundredth of one cent.
“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
“Representatives” means, with respect to any party, collectively, each of such party’s Subsidiaries, each of such party’s and its Subsidiaries’ respective officers, directors and employees and any advisors, attorneys, consultants or other representatives (acting in such capacity) retained by such party or any of its controlled Affiliates.
“Requisite Company Stockholder Vote” means the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the affirmative vote of at least two-thirds of the outstanding Company Shares entitled to vote thereon in accordance with applicable Law and the charter and bylaws of the Company.
“Requisite Parent Stockholder Vote” means the approval of the Issuance as required by the rules of the NYSE by the affirmative vote of a majority of the votes cast on a proposal to approve the Issuance by the holders of the Parent Common Stock voting thereon in accordance with applicable Law and the declaration of trust and bylaws of Parent.
“Restricted Stock Award” has the meaning set forth in Section 1.7(a)(ii).
“Restricted Stock Award Value” means with respect to each Restricted Stock Award, the product obtained by multiplying (i) the Closing Date Market Price, by (ii) the number of Company Common Shares in respect of the Restricted Stock Award outstanding immediately prior to the Effective Time.

“Rule 145” has the meaning set forth in Section 6.14.
“SDAT” has the meaning set forth in Section 1.2(b).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Significant Subsidiary” means any Company Subsidiary that qualifies as a “Significant Subsidiary” under Item 1.02(a)(w) of Regulation S-X of the SEC.
“Stock Electing Company Share” has the meaning set forth in Section 1.6(b)(ii).
“Stock Election” has the meaning set forth in Section 1.6(b)(ii).
“Stock Election Consideration” has the meaning set forth in Section 1.6(b)(ii).
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Superior Proposal” has the meaning set forth in Section 6.3(h).
“Surviving Entity” has the meaning set forth in Section 1.1.
“Takeover Proposal” has the meaning set forth in Section 6.3(h).
“Takeover Statutes” has the meaning set forth in Section 3.24.
“Tax” means income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest, penalties, and additions to tax or additional amounts imposed by any and all federal, state, local, foreign or other Taxing Authority.
“Tax Return” means any statement, report, return, information return or claim for refund relating to Taxes (including any declarations, schedules or attachments thereto), including, if applicable, any combined or consolidated return for any group of entities that includes the Company or Parent, as applicable, or any of their respective Subsidiaries.
“Taxable REIT Subsidiary” has the meaning set forth in Section 3.6.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.
“Termination Fee” means $72,000,000.
“Transaction Litigation” has the meaning set forth in Section 6.18(b).
“Transfer Taxes” has the meaning set forth in Section 6.17(d).
“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with actual knowledge that the taking of or failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement.
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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
EQUITY COMMONWEALTH

By:	/s/ David A. Helfand
	Name:	David A. Helfand
	Title:	President and Chief Executive Officer

EQC MAPLE INDUSTRIAL LLC

By:	/s/ David A. Helfand
	Name:	David A. Helfand
	Title:	President and Chief Executive Officer

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

By:	/s/ Michael P. Landy
	Name:	Michael P. Landy
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]